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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 19, 2018

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated ("Company") annual meeting of stockholders on Thursday, May 31, 2018, at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"). The Annual Meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders ("Notice") and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the Annual Meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

/s/ David Overton

David Overton
 Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 31, 2018:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

        Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 31, 2018

        The 2018 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company"), will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 31, 2018, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2019 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2018, ending January 1, 2019;

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 2, 2018 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 19, 2018

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2018

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 31, 2018, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 19, 2018.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in this Proxy Statement.

        In addition, the Notice of Availability provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, enable us to provide you with materials sooner, and reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 2, 2018, the record date fixed by the Board for the Annual Meeting ("Record Date"), 45,705,672 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 2, 2018 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining (an "abstention") or constitutes a broker non-vote.

        For Proposal 1, our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

        Proposals 2 and 3 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes "AGAINST" the proposal. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attending and voting at the Annual Meeting (although attending the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon;

  •
  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2018, ending January 1, 2019; and

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

        The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

ITEMS TO BE VOTED ON

PROPOSAL ONE
Election of Directors

        General.    Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

        Nominees.    The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2019 annual meeting of stockholders and until their respective successors shall be elected and duly qualified: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled "Our Board of Director Nominees" in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Edie A. Ames, Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy.

        Required Vote.    Our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. Each of the nominees included in this proposal have so agreed. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EDIE A. AMES, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, DAVID OVERTON, DAVID B. PITTAWAY AND HERBERT SIMON TO THE BOARD.

PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board ("Audit Committee") is directly responsible for the appointment, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and our subsidiaries. On March 2, 2018, the Company, with the approval of the Audit Committee, engaged KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending January 1, 2019 after evaluating the qualifications of, and proposals from, both KPMG and our previous independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"). On March 7, 2018, PwC confirmed in a filing with the SEC that, during our two most recent fiscal years ended January 2, 2018 and January 3, 2017, and during the subsequent interim period from through March 1, 2018, the date of the Audit Committee's dismissal of PwC, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. During the Company's two most recent fiscal years ended January 2, 2018 and January 3, 2017, and during the subsequent interim period through March 1, 2018, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Regulation S-K Item 304(a)(1)(iv)) or a "reportable event" (as defined in Regulation S-K Item 304(a)(1)(v)). KPMG has provided us with notice of acceptance of such engagement. Representatives of both KPMG and PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of KPMG, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

        Independent Registered Public Accounting Firm Fees and Services.    The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2017	Fiscal 2016
Audit Fees	$723,200	$679,750
Audit-Related Fees	—	—
Tax Fees	26,754	35,454
All Other Fees	1,800	1,800

Total Fees	$751,754	$717,004

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance, advice and planning services.

        All Other Fees represent the aggregate fees billed by PwC for access to their accounting literature research tool.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm.    The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee also approves our independent registered public accounting firm's lead engagement partner, who is rotated every five years. The Audit Committee established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor, and the Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the authority to make such pre-approvals, provided that those members report any pre-approvals to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of such fees for both audit and non-audit accounting services requested does not exceed $25,000 per fiscal quarter, and the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee's charter does not provide the Audit Committee with authority to delegate to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. The waiver of pre-approval provisions set forth in applicable rules of the SEC was not used to approve any of the services described above in fiscal 2017.

        Required Vote.    The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2018 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

PROPOSAL THREE
Non-Binding, Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our principal executive officer, our principal financial officer and our three most highly compensated executive officers (collectively, the "Named Executive Officers") as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). We intend to present this non-binding, advisory vote on executive compensation to our stockholders on an annual basis. Accordingly, you may vote on the following resolution at the 2018 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs reward sustained performance that is aligned with long-term stockholder interests, with a balance of:

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  short-term incentives (including performance-based cash bonus awards),

  •
  long-term incentives (including nonqualified stock options, restricted stock and restricted stock units, that each generally fully vest over five years and, in the case of restricted stock and restricted stock units, include stockholder approved performance conditions), and

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  executive stock ownership guidelines.

        Stockholders are encouraged to read the "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

        Required Vote.    The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will count as a vote "AGAINST" Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL,
ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

THE BOARD AND CORPORATE GOVERNANCE

Our Board of Director Nominees

        The Governance Committee recommended, and our Board nominated, all seven of our current directors for re-election at the Annual Meeting to serve a one-year term expiring at the 2019 annual meeting of stockholders and until their respective successors shall be elected and qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Name	Age	Position	Director Since	Current Term Expiration
David Overton	72	Chairman of the Board, Chief Executive Officer	1992	2018
Edie A. Ames	51	Director	2016	2018
Alexander L. Cappello	62	Director	2008	2018
Jerome I. Kransdorf	79	Lead Director	1997	2018
Laurence B. Mindel	80	Director	2012	2018
David B. Pittaway	66	Director	2009	2018
Herbert Simon	83	Director	2011	2018

        David Overton has served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the namesake concept and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He grew The Cheesecake Factory® into an international brand and created two other concepts, Grand Lux Cafe® and RockSugar Southeast Asian Kitchen® (formerly known as Rock Sugar Pan Asian Kitchen®). He also is facilitating the creation of our new fast casual concept. Under Mr. Overton's leadership, our revenues reached $2.3 billion in 2017, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of $10.6 million in fiscal 2017. Among Mr. Overton's many professional honors, he has received the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; the "MenuMasters Hall of Fame Award" and "Golden Chain Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development; the "Entrepreneur of the Year" in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve; and the "Leadership Roundtable-Industry Leadership Award." Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation ("Foundation"), a 501(c)(3) qualified, non-profit charitable organization which raises funds for a variety of worthy causes and provides a means for our approximately 39,100 staff members to perform charitable work in their communities.

        Edie A. Ames brings over 31 years of restaurant industry experience across the casual dining, fast casual and fine dining segments. Ms. Ames currently serves as CEO of The Pie Hole Los Angeles. Previously, she held numerous leadership roles, including President of The Counter and BUILT® Custom Burgers, Executive Vice President of Wolfgang Puck Catering, Chief Operating Officer of both Real Mex Restaurants and Del Frisco's Restaurant Group, as well as President of Morton's Restaurant Group. Earlier in her career she spent 11 years at California Pizza Kitchen, Inc. where she held positions of increasing responsibility.

        Alexander L. Cappello has led several public and private companies over the past 44 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also a director of Virco Manufacturing Corporation (NASDAQ), California Ethanol &

Power, Santa Maria Energy Holdings, LLC, Nano Financial Holdings, The Agnew Companies and Caldera Medical Corp. He is also an advisor to the board of Gusmer Enterprises. Mr. Cappello is a director of RAND Corporation's Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (NASDAQ), and Geothermal Resources Intl. (AMEX), and a former director of California Republic Bank.

        Jerome I. Kransdorf has more than 45 years of investment management experience. Mr. Kransdorf retired in 2014 as President of JaK Direct, a division of Muriel Siebert & Co., Inc. where he worked from 2001 to 2014. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies. Mr. Kransdorf serves as our Lead Director.

        Laurence B. Mindel has more than 45 years of experience as a restaurant creator, developer and operator and is currently the Managing Partner of Poggio Trattoria, an award-winning Italian restaurant, and Copita Tequileria Y Comida, a "modern" Mexican restaurant, both located in Sausalito and Convivo, a "nomad Italian" restaurant in Santa Barbara, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (NASDAQ) and was subsequently taken private in 2001. His professional honors include Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, Food Arts Magazine "Silver Spoon" award, Leadership Roundtable Conference award for Distinguished & Exemplary Leadership in the Food Service Industry and, in 1998, he was inducted into the California Restaurant Association's Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as a member of the board and Senior Managing Director of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of Bravo Brio Restaurant Group (BRIO), Shelf Drilling, Inc., and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Morton's Restaurant Group and McCormick & Schmick's Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Herbert Simon is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S.A. publicly-traded real estate investment trust. Mr. Simon has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field in Long Island, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association's franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association's Board of Governors and continues to serve as a member of such board. Mr. Simon also is the owner of the Indiana Fever, a women's National Basketball Association Franchise. He is also active in numerous community and civic organizations.

        Except as set forth above, each nominee has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as defined under SEC and NASDAQ rules: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives, long-term planning and enterprise risk management.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.

        The role of the Lead Director is to preside at executive sessions of the Independent Directors, serve as principal liaison between the Independent Directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of our Board and its committees, direct the retention of advisors and consultants who report directly to the Board, serve as liaison for consultation and communication with stockholders, oversee the annual evaluation of our Board and its committees and evaluate, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance and meet with the Chief Executive Officer to discuss the Board's evaluation. For information on our Board leadership, including the role of our Chairman and Lead Director, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website"

Role of the Board in Risk Oversight

        While the Audit Committee monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

Meeting Attendance

        During fiscal 2017, the Board held eight meetings and the Independent Directors held three executive sessions without management present. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2017, please see the section below entitled "Committees of the Board of Directors." All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served while they were on the Board in fiscal 2017.

        Our policy regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments are both available on our website in our Corporate Governance Guidelines. For information on where to access this document, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website." All of our directors were present at the 2017 annual meeting.

Committees of the Board of Directors

        The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Committee membership as of the date of this Proxy Statement is as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

David Overton, Chairman of the Board	-	-	-

Edie A. Ames	-	-	Member

Alexander L. Cappello	Member*	Chair	-

Jerome I. Kransdorf, Lead Director	Member	Member	Chair

Laurence B. Mindel	-	Member	Member

David B. Pittaway	Chair*	-	-

Herbert Simon	-	Member	Member

Number of Meetings in 2017	9	12	2

*
Designated by the Board as an "audit committee financial expert."

        The Board determined that each member of the committees of the Board in service for all of fiscal 2017 met the independence requirements applicable to those committees under SEC and NASDAQ rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting generally held in conjunction with each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; our compliance with legal and regulatory requirements; our independent auditor's qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee provides an avenue of communication among the independent auditors, management and the Board and issues the report of the Audit Committee required by the SEC to be included in our proxy statement. Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        The Audit Committee conducts an annual performance evaluation of its composition, compliance procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our auditor's independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We have adopted a written Code of Ethics for our directors, executive officers and senior financial officers, a copy of which is available on our website. Our Code of Ethics requires prompt reporting of potential conflicts to the Audit Committee.

        Our Audit Committee also has oversight over the recoupment of any bonus awards paid to our executive officers if we were required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus was directly based on such financial statement.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related party transaction." For this purpose, "related party transaction" means a related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see "Policies Regarding Review, Approval or Ratification of Transactions with Related Persons" in this Proxy Statement. The Audit Committee conducts an annual evaluation of its charter.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and causes to be prepared the report of the Compensation Committee required by the SEC to be included in our proxy statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Compensation Committee. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.

        The Compensation Committee approves and administers our incentive compensation programs, including our long-term equity and short-term bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plan. The Compensation Committee conducts an annual evaluation of its charter.

        Governance Committee.    The Governance Committee operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders and the establishment and composition of committees of the Board. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee assists the Chief Executive Officer in succession planning for key executive positions. The Governance Committee conducts an annual evaluation of its charter.

        Other Committees.    The Board has the discretion to establish other committees and subcommittees from time to time. No additional committees or subcommittees were established or active in fiscal 2017.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert," as well as responses to annual questionnaires completed by the directors, and has determined that David Pittaway and Alexander L. Cappello are each an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a "Summary of Corporate Governance Principles and Guidelines" ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly-traded companies, director and executive officer stock ownership guidelines, and our policy on communicating concerns to our Board.

        Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance:"

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  Bylaws

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  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

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  Code of Ethics and Code of Business Conduct

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  Policy on Lead Director

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  Committee Charters (Audit, Compensation and Corporate Governance and Nominating)

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  Equity Grant Procedures

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  Policy on Reimbursement of Incentive Payments

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  Policies and Procedures Regarding Board of Director Candidates

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  Succession Planning Policy Statement

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  Director and Executive Officer Stock Ownership Guidelines

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  Director Education Policy

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  Equal Employment Policy

        Throughout this Proxy Statement, we may refer to various documents that are available on our website. The contents posted on our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

Stockholder Communications with the Board

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines at investors.thecheesecakefactory.com for a description of this process.

Director Nominations Process

        The Board adopted "Policies and Procedures Regarding Board of Director Candidates" ("Nominations Policy"). The Nominations Policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance." The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee at least annually reviews the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record or beneficial owners who timely comply with the Nominations Policy.

        Minimum Qualifications.    The Nominations Policy contains the following minimum qualifications for candidates for nomination to the Board:

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  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

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  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Governance Committee to be a significant competitor of ours.

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  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

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  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly-traded companies in addition to ours without prior approval of the majority of the Independent Directors.

        Criteria for Evaluating Candidates; Diversity.    The Nominations Policy provides that, in evaluating nominations, the Governance Committee will take into consideration a balance of different capabilities and overall diversity in its broadest sense including in the areas of personal and professional experiences, age, gender, ethnicity, geography, financial and managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

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  Whether the candidate would contribute to Board diversity in the broadest sense (including, without limitation, characteristics such as age, gender, ethnicity, education, geography and personal and professional experiences).

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  Whether the candidate would qualify as an "independent" director as defined by NASDAQ's listing standards.

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  Whether the candidate would qualify as an "audit committee financial expert."

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  Whether the candidate has been involved in any legal proceedings that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

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  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

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  The candidate's reputation for judgment and honesty.

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  Whether we would be required to disclose any of the relationships described in Item 407(e)(4) of Regulation S-K ("Compensation Committee Interlocks and Insider Participation").

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  The number and identity of any other boards of directors of which the candidate is a member.

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  Other professional and personal commitments that could affect the candidate's ability to serve.

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  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

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  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

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  Any history of criminal convictions.

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  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

        In addition, the Governance Committee may consider whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined in our policies and procedures.

        Qualifications of Current Directors and Director Nominees.    As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Governance Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

        David Overton has served as our Chief Executive Officer and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

        Edie A. Ames was appointed to the Governance Committee and the Board in December 2016. When evaluating Ms. Ames' qualifications for Board service, the Governance Committee and the Board considered Ms. Ames' more than 30 years of restaurant industry experience, including operational experience, domestic and international licensing and franchise experience, numerous leadership roles with a variety of restaurant concepts across the casual dining, fast casual and fine dining segments, and her current status as an "independent director" under NASDAQ and SEC rules.

        Alexander L. Cappello has served on the Board since 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, designation by our Board as an "audit committee financial expert," former service on the boards of other public companies, including another restaurant company, corporate governance expertise, and his current status as an "independent director" under NASDAQ and SEC rules.

        Jerome I. Kransdorf has served on the Board since 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 45 years' of investment management experience, his depth of knowledge and experience specific to us, his current service as Lead Director, Chair of the Governance Committee and member of the Audit Committee and Compensation Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Laurence B. Mindel has served on the Board since 2012. When evaluating Mr. Mindel's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel's more than 45 years' experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his current service as a member of the Compensation Committee and Governance Committee, his prior service as a member of the Compensation Committee and his current status as an "independent director" under NASDAQ and SEC rules.

        David B. Pittaway has served on the Board since 2009. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his service as a member (and now Chair) of our Audit Committee, his designation by our Board as an "audit committee financial expert" and his current status as an "independent director" under NASDAQ and SEC rules.

        Herbert Simon has served on the Board since 2011. When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, Inc., a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee and the Governance Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    The Nominations Policy provides that the Governance Committee will consider recommendations for nominations submitted by stockholders of record or beneficial owners. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2019 annual meeting of stockholders, recommendations must be received on or before December 20, 2018. The stockholder's recommendation must include all of the following:

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  The stockholder's name, address and telephone number.

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  The recommended candidate's name, address and telephone number.

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  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

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  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

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  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

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  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    All qualified candidates identified through the process outlined above, including incumbents, will be evaluated based on the same criteria. If, based on the initial evaluation, a new candidate continues to be of interest, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted, and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members may appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may be made only by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal executive offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting. For further information on the timely nomination of a person for election as a director of the Company at the 2019 annual meeting of stockholders, see "Stockholder Proposals for the 2019 Annual Meeting of Stockholders."

        In the event that we increase the number of directors to be elected and we make no public announcement at least 100 days prior to the first anniversary of the preceding year's annual meeting that names all of the nominees for director or specifies the size of the increased Board, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) not later than ten calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or such public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to a sufficient number of holders of a percentage of our voting shares to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

Compensation Committee Interlocks and Insider Participation

        During fiscal 2017, Messrs. Jerome I. Kransdorf, Laurence B. Mindel and Herbert Simon served on the Compensation Committee, with Mr. Alexander L. Cappello serving as its Chair. During fiscal 2017, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2017.

Directors Compensation

        The Compensation Committee is responsible for periodically reviewing compensation payable to its non-employee directors for service on the Board or its designated committees and making recommendations to the Board concerning such compensation. Under the Compensation Committee's charter, the Compensation Committee may select and retain an independent compensation consultant to provide advice and guidance as requested by the Compensation Committee. In 2017, the Compensation Committee undertook a review of the services provided by its compensation consultant and interviewed several independent compensation consultants to obtain a perspective of services and approaches available and, after such review, determined that it was in the best interests of stockholders to engage Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant for fiscal 2018. FW Cook is an industry leading firm that provides independent executive compensation consulting assistance to publicly-traded and privately-held organizations in developing compensation programs for executives, key employees, and non-employee boards of directors.In making non-employee director compensation recommendations, the Compensation Committee considered recommendations by its independent compensation consultant, based upon a competitive analysis conducted by them as well as a number of other factors, including, without limitation, each director's responsibilities, committee chairs and compensation paid by similar companies to their directors. The Compensation Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success. The Board reviews recommendations by the Compensation Committee and determines non-employee director compensation. On February 16, 2017, based upon such recommendations and review and to more appropriately align director pay with the median pay levels of similarly positioned directors within our Executive Compensation Peer Group (see "Executive Compensation-Market Positioning—2017 Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected), the Board approved (i) an increase to the annual cash fee in the amount of $10,000 to a total of $85,000, and (ii) an increase to the annual cash payment in lieu of equity in the amount of $5,000 to a total of $110,000, effective as of the first day of the 2017 fiscal year. On February 16, 2017, the Board also approved a recommendation from the Compensation Committee to limit total compensation which any one non-employee board member may receive in any one fiscal year to $500,000.

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2017. Any member of the Board who is not a non-employee director does not receive fees for service on the Board or its committees.

Board of Directors Fees(1)	Fiscal 2017

Annual fee	$85,000

Annual cash payment in lieu of equity grant in 2017(2)	$110,000

Lead Director annual fee	$25,000

Audit Committee Chair annual fee	$15,000

Compensation Committee Chair annual fee	$12,500

Governance Committee Chair annual fee	$7,500

(1)
All fees and cash payments are payable in equal monthly installments, as earned, following the end of each calendar month.

(2)
The Board authorized a cash payment of $110,000, annually, to each director in lieu of an equity award. Rather than offering equity awards to non-employee directors under an equity plan and potentially negatively impacting the limited total number of shares that we can request from stockholders based on guidelines promulgated by proxy advisory firms, we have adopted stock ownership guidelines for our directors in order to better align their interests with those of our stockholders.

        In order to continue to assure that the interests of our Independent Directors are aligned with the long-term interests of our stockholders, we adopted "Director Stock Ownership Guidelines" which require our non-employee directors to acquire and thereafter maintain ownership of shares of our Company's common stock equal in fair market value to three times their annual cash retainer. For a more detailed description of our stock ownership policy, please see "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" below.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2017. Mr. Overton, as our employee, is not an Independent Director and is not compensated for his services on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2017

Name	Fees earned or paid in cash ($)	Total ($)

Edie A. Ames(1)	$195,000	$195,000

Alexander L. Cappello	$207,500	$207,500

Jerome I. Kransdorf(1)	$227,500	$227,500

Laurence B. Mindel	$195,000	$195,000

David B. Pittaway	$210,000	$210,000

Herbert Simon	$195,000	$195,000

(1)
All or a portion of these fees were paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See "Director Eligibility for Participation in the Executive Savings Plan."

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled "Executive Compensation-Retirement Plans-Nonqualified Deferred Compensation"

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification or advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements or our Clawback Policy. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors and Executive Officers.    The Board adopted stock ownership guidelines for non-employee directors and executive officers in order to further align their interests with the long-term interests of our stockholders.

        Stock ownership guidelines applicable to our non-employee directors provide that, on or before December 31, 2013, all non-employee directors who were members of the Board at the time of adoption of the guidelines were required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer for non-employee directors (the product of such amount being $255,000 as of the end of fiscal year 2017, based upon the 2017 annual cash retainer of $85,000). In addition, within three years of their respective appointments, all non-employee directors appointed after adoption of the guidelines are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors ($255,000 for fiscal year 2018). For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        All of our non-employee directors were in compliance with our non-employee director stock ownership guidelines as of the Record Date, except for Ms. Ames who joined the Board in December 2016 and is required to meet the stock ownership guidelines within three years of her appointment.

        Stock ownership guidelines applicable to certain of our executive officers, including all current Named Executive Officers, provide that, on or before December 31, 2015, all executives who, at the time of adoption of the guidelines, held the positions with us listed below are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6 times annual base salary

President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2 times annual base salary

Executive Vice President of the Company	2 times annual base salary

        In addition, within five years of the appointment of any officer appointed after the time of adoption of the guidelines, in the positions designated above (other than a newly-appointed Chief Executive Officer, who has seven years to comply), the newly appointed executive is required to acquire (and thereafter maintain ownership of) shares of our common stock with the value set forth above. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An executive subject to this policy is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the addendum thereto, in which event the executive is required to comply with the guidelines as soon as reasonably feasible thereafter. Certain hardship exceptions are available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

        All of our Named Executive Officers are in compliance with our executive stock ownership policy as of the Record Date, except for Mr. Clark who was appointed as our Executive Vice President and Chief Financial Officer effective July 7, 2017 and is required to meet the stock ownership guidelines within five years of his appointment.

        Hedging and Pledging.    Members of our Board and our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable filing as required by the rules promulgated by the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2017.

FORWARD-LOOKING STATEMENTS

        Certain information included in this Proxy Statement, including the section entitled "Compensation Discussion and Analysis" set forth below, and other materials filed or to be filed by us with the SEC, as well as information included in oral or written statements made by us or on our behalf, may contain forward-looking statements about our current and presently expected performance trends, growth plans, business goals and other matters. These statements may be contained in our filings with the SEC, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. These statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). This includes, without limitation, statements with respect to our expectations for growth in Company-owned and licensed locations, comparable sales, operating margins and diluted net earnings per share ("EPS"), as well as achieving our other financial objectives; our intention to repurchase stock, pay dividends, invest growth capital, expand our consumer packaged goods licensing revenue and develop a fast casual concept; the impact of changes in tax laws and regulations; our future financial condition, results of operations, plans, objectives, performance and business of The Cheesecake Factory Incorporated and its subsidiaries and all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as "believe," "plan," "will likely result," "expect," "intend," "will continue," "is anticipated," "estimate," "project," "may," "could," "would," "should" and similar expressions. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements.

        In connection with the "safe harbor" provisions of the Acts, we have identified and are disclosing important factors, risks and uncertainties that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf (See Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended January 2, 2018, and our quarterly reports on Form 10-Q and current reports on Form 8-K, as filed with the SEC). These cautionary statements are to be used as a reference in connection with any forward-looking statements. The factors, risks and uncertainties identified in these cautionary statements are in addition to those contained in any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward-looking statement or contained in any of our subsequent filings with the SEC. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Although we believe that the assumptions underlying forward-looking statements are currently reasonable, any of the assumptions could be incorrect or incomplete, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made. Except as may be required by law, we do not undertake any obligation to modify or revise any forward-looking statement to take into account or otherwise reflect subsequent events, corrections in underlying assumptions or changes in circumstances arising after the date that the forward-looking statement was made.

NON-GAAP FINANCIAL MEASURES

        In addition to the results determined in accordance with generally accepted accounting principles ("GAAP"), this Proxy Statement includes non-GAAP financial measures that present income from operations, operating margin, net income, and diluted net income per share excluding the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items. Non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This "Compensation Discussion and Analysis" explains our strategy, design of, and decision-making related to our compensation programs and practices for our Named Executive Officers. This "Compensation Discussion and Analysis" also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

        For fiscal 2017, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  David M. Gordon, President, The Cheesecake Factory Incorporated;

  •
  W. Douglas Benn, former Executive Vice President and Chief Financial Officer(1);

  •
  Matthew E. Clark, Executive Vice President and Chief Financial Officer(1);

  •
  Debby R. Zurzolo(2), Executive Vice President, General Counsel and Secretary; and

  •
  Max S. Byfuglin(3), President, The Cheesecake Factory Bakery Incorporated.

(1)
Mr. Benn's employment with us terminated on July 7, 2017. Mr. Clark was appointed Executive Vice President and Chief Financial Officer effective July 7, 2017.

(2)
Ms. Zurzolo will retire from employment with us in fiscal year 2018.

(3)
Mr. Byfuglin retired from employment with us on April 13, 2018.

        While the principal purpose of this "Compensation Discussion and Analysis" is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

Executive Summary

        Financial and Strategic Highlights.    We accomplished many important financial, strategic and operational objectives in fiscal 2017 despite an industry-wide, year-over-year, decline in comparable sales and continued wage pressure, including:

  •
  Achieved Company consolidated operating income of $162.9 million,(1) which was 81% of the target goal under our 2015 Amended and Restated Annual Performance Incentive Plan ("Performance Incentive Plan").

  •
  Achieved fiscal 2017 operating margin greater than the average of our 2017 Financial Peer Group(1).

  •
  Returned approximately $172.9 million to stockholders in the form of share repurchases and dividends.

  •
  Achieved an industry leading average annual unit volume for The Cheesecake Factory domestic restaurants of approximately $10.6 million.

  •
  Met our Company-owned unit growth objective of opening eight new restaurants in 2017, including our first Company-owned international location in Toronto, Canada(1), and our second RockSugar Southeast Asian Kitchen® (formerly known as Rock Sugar Pan Asian Kitchen®). As of the end of fiscal year 2017, we directly owned and operated 214 restaurants, across three concepts in the U.S.A. and Canada.

  •
  Achieved international expansion of The Cheesecake Factory restaurants in new areas, including the Special Administrative Region of Hong Kong, Beijing, China(2) and Bahrain(1) as well as two additional locations in Qatar. As of the end of fiscal 2017, 19 restaurants were operated under licensing agreements internationally.

  •
  Entered the consumer packaged goods channel with the introduction of licensed products, including branded cookie, cupcake and cheesecake mixes, and confections, marketed under The Cheesecake Factory At Home™ brand in retail stores across the U.S.A. with strategic plans to expand this segment in fiscal 2018.

  •
  Expanded delivery services to include approximately 85% of our restaurants with strategic plans to expand this service to additional restaurants.

  •
  Launched online ordering pilot at the end of fiscal 2017 and subsequently rolled out the capability to all of our Company-owned restaurants during the first quarter of 2018.

  •
  Received recognition from FORTUNE® Magazine as one of the "100 Best Companies to Work For®" for the fifth consecutive year and the only restaurant company to be included.(3)

(1)
See "Principal Elements of Compensation-Fiscal 2017 Performance Objectives."

(2)
Opened in January 2018.

(3)
FORTUNE and FORTUNE 100 Best Companies to Work For are registered trademarks of Time Inc. and are used under license.

  2017 Performance Outcomes and Key Pay Decisions.

  •
  For 2017, annual cash incentive payouts to our Named Executive Officers ranged from 25% to 50% of target based on achievement of our financial and strategic performance objectives.

  •
  One-third of restricted shares granted to the Named Executive Officers in fiscal 2016 were subject to our diluted EBITDA being equal to or greater than (i) a combined, cumulative target for fiscal 2016 and 2017 of $540 million, or (ii) a combined, cumulative target for 2016-2018 of a greater amount, whichever occurs earlier. We achieved EBITDA for fiscal 2016 and 2017 of $545 million, which exceeded the target; as a result, these grants are now subject to time-based vesting, and 60% of the shares will vest on March 3, 2019 and 20% of the shares will vest on each of March 3, 2020 and March 3, 2021.

  •
  The Compensation Committee elected to maintain our Chief Executive Officer's base pay at the same level as 2016, to target his annual incentive at comparable levels as 2016 and to modestly increase his long-term incentive grant value for equity granted in 2017.

  •
  With respect to our other Named Executive Officers (other than Mr. Clark, our Executive Vice President and Chief Financial Officer and Mr. Gordon, our President), the Compensation Committee elected to provide for base salary increases of approximately 3% and to maintain annual incentive targets and long-term incentive grant values at comparable levels as in 2016. The Compensation Committee approved a slightly higher base salary increase for David M. Gordon, our President, and increased the target value of long-term equity incentives for W. Douglas Benn(1), our former Chief Financial Officer, in each case, in order to remain competitive with our Executive Compensation Peer Group(2).

  •
  Mr. Clark was appointed to his current positions effective July 7, 2017, concurrently with Mr. Benn's departure. In recognition of Mr. Clark's new responsibilities and to better align with the market, the Compensation Committee approved increases to his base salary and target annual incentive, and granted Mr. Clark a long-term equity award.

(1)
Mr. Benn's employment with us terminated on July 7, 2017. Mr. Benn had not announced his resignation at the time the Compensation Committee approved the increase to his target equity.

(2)
See "Market Positioning-2017 Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

        Emphasis on Performance-Based Compensation and Pay Delivery.    For fiscal 2017, on average, 63% of the compensation of our Named Executive Officers, other than our Chief Executive Officer, was performance-based. Mr. Overton continues to have a proportionately greater percentage (83%) of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence both short-term and long-term performance.

        The following charts show each element of our compensation as a percentage of the target total compensation for our Chief Executive Officer and other Named Executive Officers for fiscal 2017, 2016 and 2015 (equity awards are depicted at grant date fair value).

        2017 "Say-on-Pay" Advisory Vote on Executive Compensation.    We provided stockholders a "say-on-pay" advisory vote regarding our Named Executive Officers' compensation for several years, and we intend to continue to provide stockholders with a "say-on-pay" advisory vote on an annual basis. At our 2017 annual meeting of stockholders, our stockholders approved, by a vote of approximately 99% of shares represented in person or by proxy (not counting broker non-votes), the compensation program and policies and the compensation paid to our Named Executive Officers as presented in the proxy statement for the 2017 annual meeting of stockholders. We believe this level of approval indicates that stockholders strongly support our executive compensation programs and policies. The Compensation Committee will consider the results of this year's say-on-pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.

        Alignment with Stockholder Interests.    Our executive compensation program is aligned with stockholder interests, as described in the summary below:

What We Do	What We Don't Do

Pay for Performance—A significant portion of executive compensation is performance-based, tied to pre-established performance goals aligned with our short- and long-term objectives and stockholder value creation

No Payment of Dividends on Unvested Awards—Any dividends or dividend equivalents related to equity awards are subject to the same restrictions as the underlying awards

Focus on Retention and Long-Term Value Creation—We use longer equity vesting periods than our Executive Compensation Peer Group (i.e., generally ratably over five years for nonqualified stock options and over three to five years for restricted stock/units, versus three to four years for our peer group)

No Single Trigger Benefits—Any payments or benefits in the event of a change in control require a qualifying termination of employment ("double trigger")

Stock Ownership Guidelines—Maintain stock ownership guidelines to encourage executives to think like our long-term stockholders	No Automatic Retirement Payments—We do not provide automatic acceleration of equity awards upon retirement

Compensation Recoupment Policy—Maintain a clawback policy that applies when inaccurate financial statements have affected certain incentive payments to our executives	No Excessive Perquisites—We only provide perquisites to Named Executive Officers that are generally available to other members of senior management

Effectively Manage Dilution—We neutralize the impact of dilution from employee equity grants with a share repurchase program	No Tax Gross-Ups—We do not gross-up executive perquisite taxes or excise taxes in connection with a change in control

Regularly Consider Stockholder Feedback—We conduct an annual stockholder say-on-pay vote	No Hedging and Pledging—We prohibit hedging, pledging and speculative transactions in derivatives of Company securities

Assess and Mitigate Risk—We conduct an annual risk assessment to identify any risks in our incentive compensation programs	No "Repricing"—We prohibit repricing of stock options without stockholder approval

Independent Compensation Consultant—Our Compensation Committee engages an independent consultant for objective advice regarding executive pay

Overview of Compensation Program

        Compensation Philosophy.    In order to maintain a leadership position in our industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to us. With this in mind, we strive to:

  •
  Attract and retain industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries with which we compete for talent;

  •
  Drive high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Tie executive pay to Company performance goals that drive stock price performance; and

  •
  Align the interests of our executives with those of our stockholders by tying a portion of our executive compensation to long-term equity incentives and requiring stock ownership for our Named Executive Officers.

        Elements of Compensation Program.    During fiscal 2017, our executive compensation program consisted of the following components:

FISCAL 2017 PRINCIPAL ELEMENTS OF EXECUTIVE COMPENSATION

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, tenure in role, individual performance, and expected future value/contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience • Reward individual performance

Performance Incentive Plan	• Variable performance-based annual cash incentive, tied to achieving annually selected financial and strategic goals	• Target bonus is a percentage of base salary, based on management position • Payout based on achievement of consolidated operating income goal of $201 million and strategic goals	• Promote and reward high performance • Motivate achievement of Company and divisional financial and strategic objectives over the year

Long-term Stock Incentive Plan

•

Nonqualified stock options, generally vesting ratably over five years

•

Restricted shares and stock units with performance goals, generally vesting over three to five years if performance goals are achieved

• Value of award directly linked to long-term stock price performance • Payouts of performance-based awards based on achievement of EPS and/or EBITDA targets.

•

Build executive equity ownership to increase alignment of executive and stockholder interests

•

Attract and retain talent

•

Correlate our financial performance and stock price and executive compensation

Retirement and Welfare Benefits	• Medical, dental, vision, life and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Executive Perquisites	• Company-leased vehicle or car allowance • Biennial health physical for executives at Senior Vice President level and above • Relocation benefits on a case-by-case basis • Sabbatical leave program	• Not applicable	• Attract and retain talent • Provide competitive benefits • Promote health and wellbeing of senior executives

        Factors Considered in Making Compensation Decisions.    Our compensation strategy enables us to appropriately differentiate and reward executives by taking into account:

  •
  Our financial and operational performance;

  •
  The executive's individual performance, experience and qualifications;

  •
  The scope of the executive's role;

  •
  The level of total compensation for our other executives; and

  •
  Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the markets in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in establishing Named Executive Officer compensation, in a subjective manner, without any specific formula.

Alignment of Company Performance and Pay Delivery

        Consistent with our pay-for-performance philosophy, 83% of the CEO's total direct compensation is at-risk and aligned with our actual performance. The table below demonstrates such alignment, showing that "actual" pay for the CEO in each of the past three years has been lower than the "targeted" amounts, which is consistent with our total shareholder return performance over the same period.

Actual pay includes base salary, actual bonus attributed to performance year shown, the intrinsic value of stock options as of 12/31/17, the intrinsic value of earned performance shares as of 12/31/17 for 2015 grants, and the intrinsic value of target performance shares as of 12/31/17 for 2016 and 2017 grants. Total shareholder return assumes investment of $100 on December 31, 2014 and reinvestment of dividends.

Market Positioning

        Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies, but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

        As part of its compensation review process for fiscal 2017, the Compensation Committee reviewed an analysis prepared by its compensation consultant of market pay practices for positions similar to the positions of our Named Executive Officers, adjusted to take into account differences, if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hotel industry as compiled from their proxy disclosures and other SEC filings as well as a recognized market survey source, the Mercer Executive Remuneration Suite Survey. For the Chief Executive Officer and the Chief Financial Officer, size-adjusted data from the comparable companies listed below was weighted at 50% and the survey was weighted at 50% for purposes of determining market pay positions in such analysis. Our compensation consultant determined that there was not sufficient comparable representation in the proxy data for the other Named Executive Officers, and thus the survey was the primary data source in such analysis.

        Comparison Groups.    When we compare ourselves to other companies, we must account for differences between us and others in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent, and other differentiators. We use two different peer groups for purposes of comparison depending upon what matter is being compared. The first comparison group, which we refer to as the "Financial Peer Group," is used to determine appropriate objectives for our Performance Incentive Plan (see "Principal Elements of Compensation—Fiscal 2017 Performance Incentive Plan Design"). We use this group because their business model, dining industry segment, and operational structure most closely compares with ours. We use the second peer group, which we refer to as the "Executive Compensation Peer Group," for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar in size and complexity of operations and with which we compete for executive talent.

        2017 Financial Peer Group.    The Financial Peer Group approved by the Compensation Committee for 2017 was comprised of the following restaurant companies:

BJ's Restaurants, Inc.	Chuy's Holdings, Inc.(1)	Ruby Tuesday, Inc.(3)

Bloomin' Brands, Inc.	Darden Restaurants, Inc.	Texas Roadhouse, Inc.

Bravo Brio Restaurant Group, Inc.	Ignite Restaurant Group, Inc.(2)

(1)
Added for fiscal 2017 as such company met the financial criteria and has a similar management structure to other members of the 2017 Financial Peer Group.

(2)
Eliminated during 2017 due to filing of bankruptcy.

(3)
Eliminated during 2017 due to being acquired by a private equity firm.

        In order to be in the 2017 Financial Peer Group, each company had to remain publicly traded with units that are at least 75% company-operated. The potential peer group is evaluated by the Compensation Committee on an annual basis. First, all publicly traded, full service restaurants were reviewed for potential inclusion as peers. Next, the group was further segmented into casual dining (including bar and grill) and upscale casual dining, but excluding companies with revenue of less than $250 million. Finally, the Compensation Committee focused on company-owned concepts (in which less than 25% of the store units are franchised). The Compensation Committee believes the 2017 Financial Peer Group is a sufficiently large sample and was the most representative competitive set for which data is regularly available.

        2017 Executive Compensation Peer Group.    The Executive Compensation Peer Group approved by the Compensation Committee for 2017 was unchanged from 2016 and consisted of companies that are similar to us in size and complexity of operations and with whom we compete for executive talent, had revenue between approximately $500 million and $6 billion (approximately 0.25 times to three times our revenue), and in the aggregate, had an overall median revenue of $2.2 billion as of fiscal 2016, which was approximately equal to our revenue, as follows:

BJ's Restaurants, Inc.	Cracker Barrel Old Country Store, Inc.	Red Robin Gourmet Burgers, Inc.

Bloomin' Brands, Inc.	Darden Restaurants, Inc.(1)	Ruby Tuesday, Inc.

Bob Evans Farms, Inc.	Dine Brands Global, Inc.	Texas Roadhouse, Inc.

Brinker International, Inc.	Hyatt Hotels Corporation	Wyndham Worldwide Corporation

Buffalo Wild Wings, Inc.	Ignite Restaurant Group, Inc.

Chipotle Mexican Grill, Inc.	Panera Bread Company

(1)
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $6 billion upper range limit.

        While this comparison group provides the Compensation Committee with an important general frame of reference, as described above, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the Executive Compensation Peer Group's pay levels.

        2018 Peer Group Changes.    For fiscal 2018, the Compensation Committee reviewed the Financial Peer Group, using the same criteria as described above for fiscal 2017, and determined to add Red Robin Gourmet Burgers, Inc. (as such company met the financial criteria and had a similar management structure as other members in the 2018 Financial Peer Group, and the Compensation Committee felt it was prudent to add an additional company in order to expand the range of performance data reviewed), and removed Ignite Restaurant Group, Inc. and Ruby Tuesday, Inc. In addition, for the 2018 Executive Compensation Peer Group, the Compensation Committee added Dave & Buster's Entertainment, Inc., Denny's Corporation, Dominos Pizza, Inc. and The Wendy's Company (as such companies are similar to us in size and complexity of operations and against which we compete for executive talent), and removed Bob Evans Farms, Inc., Panera Bread Company and Ignite Restaurant Group, Inc. (as each of these companies were delisted from their respective stock exchanges in 2017).

Principal Elements of Compensation

        Base Salary.    In accordance with our compensation objectives, base salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual executive's career experience, contribution to our performance, overall Company performance, as well as the market data as compared to the Executive Compensation Peer Group. During its annual review of base salaries, the Compensation Committee also considers the recommendations of our Chief Executive Officer (except with respect to his own compensation).

        The following chart shows the annualized base salaries for our Named Executive Officers for fiscal years 2017 and 2016 and the percentage change as compared to the prior year, which the Compensation Committee determined were reasonable and appropriate based on the factors described above.

 FISCAL 2018, 2017 and 2016 BASE SALARIES

	Fiscal 2018		Fiscal 2017		Fiscal 2016

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$995,000	0.0%	$995,000	0.0%	$995,000

David M. Gordon President, The Cheesecake Factory Incorporated	$625,000	4.2%	$600,000	4.3%	$575,000

W. Douglas Benn Executive Vice President and Chief Financial Officer	—	—	$531,000	3.1%	$515,000

Matthew E. Clark(1) Executive Vice President and Chief Financial Officer	$490,000	8.9%	$450,000	32.4%	$340,000

Debby R. Zurzolo(2) Executive Vice President, General Counsel and Secretary	$512,000	3.0%	$497,000	3.1%	$482,000

Max S. Byfuglin(3) President, The Cheesecake Factory Bakery Incorporated	$438,000	0.0%	$438,000	3.1%	$425,000

(1)
Effective July 7, 2017, Mr. Clark's base salary increased from $355,000 to $450,000, in connection with his appointment as Executive Vice President and Chief Financial Officer.

(2)
Ms. Zurzolo will retire from employment with us in fiscal year 2018.

(3)
Mr. Byfuglin retired from employment with us on April 13, 2018.

        Annual Cash Performance Incentive Compensation.    Executives are eligible to receive an annual cash performance incentive bonus ("Bonus") under the Performance Incentive Plan based on our performance against specific financial and strategic objectives.

        Each Named Executive Officer is assigned a threshold, target and maximum Bonus opportunity, calculated as a percentage of base salary. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for determining potential Bonus payments. Bonuses are payable, if at all, in the first quarter of the following fiscal year, after the Compensation Committee certifies performance relative to the pre-established objectives.

        For 2017, the Compensation Committee retained negative discretion under our Performance Incentive Plan with respect to payment of Bonuses to our Named Executive Officers, and could award Bonuses that were less (but not more) than the ranges established under such plan. In addition, under the terms of our Performance Incentive Plan, the amount of any individual Bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2017 Performance Incentive Plan Design.    For fiscal 2017, the Compensation Committee made no change to the minimum, threshold, target and maximum Bonus opportunities by position for our Named Executive Officers under our Performance Incentive Plan, as set forth below. Actual payouts depend upon performance results with ranges as follows:

	Performance Incentive Plan Bonus as % of Pro-rated Salary(1)

Name	Minimum	Threshold(2)	Target(3)	Maximum(4)

Chief Executive Officer	0%	20.6%	110%	192.5%

President	0%	14.1%	75%	131.3%

Executive Vice President	0%	12.2%	65%	113.8%

Subsidiary President	0%	12.2%	65%	113.8%

(1)
Awards are calculated based upon the Named Executive Officer's annualized effective salary, which, for fiscal 2017, includes salary increases that became effective on March 1, 2017.

(2)
The threshold award assumes the achievement of 85% of the Company-wide operating income target and none of the strategic objectives.

(3)
The target award assumes the achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives.

(4)
The maximum award assumes achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives.

        Under the Performance Incentive Plan for 2017, for executives other than those in our bakery division, the Compensation Committee established that 75% of potential awards would be based on a Company-wide consolidated operating income objective and that 25% would be based on strategic objectives. However, the 25% of potential awards based on strategic objectives could be achieved only if we also achieved a threshold consolidated operating income objective. For our bakery division executives, the Compensation Committee established that 50% of potential awards would be based on a Company-wide consolidated operating income objective, 25% of would be based on a bakery division operating income objective, and 25% would be based on bakery division strategic objectives. However, the 25% of potential awards based on bakery division strategic objectives could be achieved only if the bakery also achieved a threshold bakery division consolidated operating income objective.

        For fiscal 2017, the Compensation Committee approved the following potential payout schedules for executives of both the Company as a whole and our bakery division:

FISCAL 2017 COMPANY BONUS SCHEDULE (EXCLUDES BAKERY)

Company Operating Income Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)(3)	Award Payout %

115% or greater	200% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)

100%	100% (target)	100%	100% (max)

86%-99%	+5% of award for 1% additional achievement(2)	1%-99%	+1% of award for 1% additional achievement(4)

85%	25% (threshold)	0%	0%

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a Company-wide threshold consolidated operating income objective of $161 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective of at least $161 million), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

FISCAL 2017 BAKERY BONUS SCHEDULE

Bakery Operating Income Achievement (50% weight)	Award Payout %	Company Operating Income Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)(3)	Award Payout %

115%	200% (max)	115%	200% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)

100%	100% (target)	100%	100% (target)	100%	100% (max)

86%-99%	+5% of award for 1% additional achievement(2)	86%-99%	+5% of award for 1% additional achievement(2)	1%-99%	+1% of award for 1% additional achievement(4)

85%	25% (threshold)	85%	25% (threshold)	0%	0%

<85%	0%	<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a bakery specific threshold consolidated operating income objective of at least $9.6 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

        Fiscal 2017 Performance Objectives.    The Compensation Committee made the following assumptions when considering financial and strategic performance objectives for our Performance Incentive Plan for fiscal 2017:

  •
  Gross domestic product growth of approximately 2%, consistent with the past several years.

  •
  Weak restaurant sales and guest traffic in 2016, which was not projected to improve significantly in 2017.

  •
  Approximately $26 million of labor pressure from minimum wage and tip credit increases.

  •
  Operating income growth of flat year-over-year driven by significant labor pressure coupled with lapping a 53rd week (fiscal 2016 consisted of 53 weeks compared to 52 weeks in fiscal 2017).

        Given these assumptions, the Compensation Committee decided to select operating income as the most heavily weighted performance target. Operating income is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage rates, and (iii) is a key driver of a publicly-traded restaurant company's stock multiple. Taking into consideration the projected operating environment for casual dining and specific Company objectives for fiscal 2017, the Compensation Committee established operating income goals that were consistent with our annual operating plan approved by the Board for fiscal 2017. Additional factors considered by the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income;

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of an Executive Compensation Peer Group(1) relative measure to appropriately account for commodity cost movements, and macro or industry-wide cycles;

  •
  The importance of continuing expansion of Company-owned restaurants, including expansion into Canada;

  •
  The importance of continuing international expansion with licensed partners, specifically in the Special Administrative Region of Hong Kong and Beijing, China;

  •
  Appropriate growth of our bakery division's operating income; and

  •
  Developing and implementing a formal third party strategic growth plan for our bakery division.

(1)
See "Market Positioning-2017 Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives under the Performance Incentive Plan for fiscal 2017, which the Compensation Committee believed at that time were appropriate, reasonably difficult to achieve and, if achieved, would likely deliver significant value to us and our stockholders:

2017 TARGETS FOR EXECUTIVES OTHER THAN BAKERY DIVISION

Weight	Performance Targets
75%	Company consolidated operating income target of $201 million.(1)
25%	Additional strategic objectives, including:
• Minimum consolidated operating income threshold of $161 million for any strategic objectives to pay out.(2)
• Fiscal 2017 operating margin greater than the average of our 2017 Financial Peer Group.(3)

•

International expansion of The Cheesecake Factory restaurants in Beijing, China and the Special Administrative Region of Hong Kong by our licensee, including completing design and supporting construction of the sites, completing product review and approval processes for such locations, and supporting staffing / training / operational programs for successful openings.

•

International expansion of the first The Cheesecake Factory restaurant outside of the U.S.A. owned and operated directly by us in Canada, including lease execution, restaurant build out, and staffing / training / operational program roll outs for a successful opening.

(1)
See "Principle Elements of Compensation-Fiscal 2017 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See the table above, entitled "Fiscal 2017 Company Bonus Schedule (Excludes Bakery)," for award payout percentages based upon achievement of a Company-wide operating income objective, with 85% threshold achievement required for payment of any award. This threshold target of Company-wide operating income objective was intended to reward substantial achievement of our financial objective. If achieved, this consolidated operating income target would be approximately equal to the fiscal 2016 consolidated operating income of $201 million. This target was considered appropriate given expected cost increases and normalizing for 53 weeks in 2016 vs. 52 weeks in 2017.

(2)
This target based upon a Company-wide operating income objective was intended to provide a threshold level of consolidated operating income before rewarding achievement of any strategic objectives. The threshold target was also intended to satisfy the performance-based compensation exception for deductibility of amounts exceeding $1 million under Code Section 162(m) for fiscal 2017, which subsequently has been eliminated under the federal Tax Cuts and Jobs Act of 2017 ("TCJA"), signed into law on December 22, 2017 and effective for tax years after 2017. See "Executive Compensation-Other Considerations-Impact of Accounting and Tax Treatments on Compensation" for more information regarding the requirements of Code Section 162(m) and recent changes eliminating the performance-based compensation exception for tax years beginning after December 31, 2017. If achieved, this threshold consolidated operating income target would equal 80% of fiscal 2016 consolidated operating income of $201 million and approximately 80% of the 2017 consolidated operating income target of $201 million.

(3)
See "Market Positioning-2017 Financial Peer Group" for a description of our 2017 Financial Peer Group and how it was selected.

2017 TARGETS FOR BAKERY DIVISION EXECUTIVES (INCLUDING MR. BYFUGLIN)

Weight	Performance Targets
50%	Bakery division operating income target of $11.98 million.(1)
25%	Company-wide consolidated operating income target of $201 million.(2)
25%	Additional strategic objectives, including:
• Minimum bakery specific consolidated operating income threshold of $9.6 million for any strategic objectives to pay out.(3)
• Develop and implement a formal third-party strategic growth plan by market segment, including a comprehensive SWOT analysis, strategy development and developing revenue and margin growth targets.
• Execute action steps called for in business excellence strategic plan through the creation of a governance committee, communication plans, resource assessments and leadership assessments.

(1)
When selecting the bakery operating income target, the Compensation Committee considered the bakery division's role in helping us achieve our strategic priorities. Factors considered included, but were not limited to, the bakery division's direct support of our restaurant division (as its largest customer); the forecasted economic conditions and expected operating environment for casual dining restaurants (see "Fiscal 2017 Performance Objectives"); the total Company financial performance objectives; and the specific rate of return targeted to be generated by the bakery division. If achieved, this bakery operating income target would equal a $1.4 million increase from fiscal 2016 bakery operating income of $10.5 million.

(2)
See "Fiscal 2017 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See the table above, entitled "Fiscal 2017 Company Bonus Schedule (Excludes Bakery)," for award payout percentages based upon achievement of a Company-wide operating income objective, with 85% threshold achievement required for payment of any award.

(3)
This threshold was intended to provide a threshold target of bakery specific consolidated operating income before rewarding achievement of any bakery strategic objectives. The threshold target was also intended to satisfy the performance-based compensation exception for deductibility of amounts exceeding $1 million under Code Section 162(m) for fiscal 2017, which subsequently has been eliminated under the TCJA. See "Executive Compensation-Other Considerations-Impact of Accounting and Tax Treatments on Compensation" for more information regarding the requirements of Code Section 162(m) and recent changes eliminating the performance-based compensation exception for tax years beginning after December 31, 2017. If achieved, this bakery operating income target would equal approximately 110% of fiscal 2016 bakery consolidated operating income target of $8.75 million and approximately 80% of the bakery's 2017 consolidated operating income target.

        Fiscal 2017 Performance Objective Achievement.    In February 2018, the Compensation Committee reviewed our performance against our performance objectives for fiscal 2017 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Operating Income Target (75% of award):(1)
Fiscal 2017 Company consolidated operating income	$201mm	$162.9mm	81.0%
Strategic Initiatives (25% of award):(2)
Threshold operating income	$161mm	$162.9mm	100%(2)
Fiscal 2017 operating margin greater than the average of the 2017 Financial Peer Group(3)	>5.7%	7.2%(4)	Achieved 100%

Successful international expansion of The Cheesecake Factory restaurants in Beijing, China and the Special Administrative Region of Hong Kong by our licensee, including completing design and supporting construction of the sites, completing product review and approval processes for such locations, and supporting staffing / training / operational programs for successful openings(5)

Achieved 100%

Successful international expansion of the first The Cheesecake Factory restaurant outside of the U.S.A. owned and operated directly by us in Canada, including lease execution, restaurant build out, and staffing / training / operational program roll outs for a successful opening(5)

Achieved 100%

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding the effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions and divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if a threshold operating income target of $161 million is achieved. Maximum payout for strategic objectives is 100% of target.

(3)
See "Market Positioning-2017 Financial Peer Group" for a description of our 2017 Financial Peer Group and how it was selected.

(4)
Achieved fiscal 2017 operating margin 26% greater than our 2017 Financial Peer Group.

(5)
For a discussion of these milestones, see the table above, entitled "2017 Targets for Executives Other than Bakery Division."

        The Compensation Committee then reviewed our bakery division's performance against its performance objectives for fiscal 2017 and certified that the bakery division achieved the following results:

	Target	Actual	Performance vs. target
Company Consolidated Operating Income Target (50% of award):(1)
Fiscal 2017 Company consolidated operating income	$201mm	$162.9mm	81.0%
Bakery Operating Income Target (25% of award):
Fiscal 2017 bakery division operating income	$11.98mm	$12.2mm	100%
Bakery Strategic Objectives (25% of award):(2)
Threshold bakery operating income	$9.6mm	$12.2mm	100%(2)

Development and implementation of a formal third-party strategic growth plan by market segment, including a comprehensive SWOT analysis, strategy development and developing revenue and margin growth targets(3)

			Achieved 100%
Executed action steps called for in business excellence strategic plan through the creation of a governance committee, communication plans, resource assessments and leadership assessments.(3)			Achieved 100%

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding the effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions and divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if bakery consolidated operating income is at least $9.6 million. Maximum payout for strategic objectives is 100% of target.

(3)
For a description of these specific milestones, see the table above, entitled "2017 Targets for Bakery Division Participants (including Mr. Byfuglin)."

        As a result of our fiscal 2017 performance, our Named Executive Officers received Bonuses under our fiscal 2017 Performance Incentive Plan, as follows:

Name	Target Award ($)	2017 Bonus Payout ($)	Payout Compared to Target (%)

David Overton	$1,094,500	$273,625	25%

David M. Gordon	$447,115	$111,779	25%

W. Douglas Benn(1)	$173,820	$43,455	25%

Matthew E. Clark	$225,396	$56,349	25%

Debby R. Zurzolo	$321,550	$80,388	25%

Max S. Byfuglin	$283,400	$141,700	50%

(1)
Mr. Benn's Bonus payout was prorated based upon his employment termination date of July 7, 2017.

        The following table provides additional information related to our fiscal 2017 performance as compared to fiscal 2016 (in thousands, except percentage and per share amounts).

	Fiscal Year

	2017	2016

Revenues	$2,260,502	$2,275,719
The Cheesecake Factory comparable restaurant sales	(0.8)%	1.2%
Income from operations	$152,845	$200,993
Diluted net income per share	$3.27	$2.83
Operating margin	6.8%	8.8%
Adjusted income from operations(1)	$163,188	$201,107
Adjusted diluted net income per share(1)	$2.60	$2.83
Adjusted operating margin(1)	7.2%	8.8%
Stock price per share as of fiscal year-end	$49.31	$59.43

(1)
We calculate the non-GAAP measures presented above by excluding the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

        Following is a reconciliation of income from operations, net income and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):

	2017	2016
Income from operations	$152,845	$200,993
Pre-tax impact from:
Impairment of assets and lease terminations(1)	10,343	114

Adjusted income from operation	$163,188	$201,107

Net income	$157,392	$139,494
After-tax impact from:
Impairment of assets and lease terminations(1)	6,206	68
Deferred tax revaluation(2)	(38,525)	—

Adjusted net income	$125,073	$139,562

Diluted net income per share	$3.27	$2.83
After-tax impact from:
Impairment of assets and lease terminations(1)	0.13	0.00
Deferred tax revaluation(2)	(0.80)	—

Adjusted diluted net income per share	$2.60	$2.83

(1)
Fiscal years 2017 and 2016 include pre-tax impairment of assets and lease terminations expense of $10.3 million and $0.1 million, respectively.

(2)
Fiscal year 2017 includes a $38.5 million benefit to our income tax provision related to the TCJA.

        2018 Performance Incentive Plan.    For fiscal 2018, Compensation Committee decided, with the assistance of its independent compensation consultant FW Cook, to maintain the general structure of the

Performance Incentive Plan, except for changing the financial metric from operating income to EBITDA to improve short-term relevance and dampen volatility related to the 2017 metric. Although performance-based compensation is no longer exempt from the annual Code Section 162(m) $1 million compensation deduction limit under TCJA for fiscal 2018, we note that using an EBITDA measurement none-the-less is consistent with the performance goals previously approved by stockholders under the Performance Incentive Plan. See "Executive Compensation-Other Considerations-Impact of Accounting and Tax Treatments on Compensation" for more information regarding the requirements of Code Section 162(m) and recent changes eliminating the performance-based compensation exception for tax years beginning after December 31, 2017.

Long-Term Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which can consist of a mix of nonqualified stock options, restricted stock, and restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention.

        Because we approach equity compensation grants by considering the overall value of the grant (as opposed to the number of shares granted), we anticipate using fewer shares as our stock price increases, while delivering equivalent value to our executives. In addition, the use of full value awards reduces our total share usage versus granting only stock options. The Compensation Committee approves equity grants to all staff members, including Named Executive Officers and other executives and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and its compensation consultant. The Compensation Committee has not established formal guidelines for the size of individual equity grants for our Named Executive Officers, but considers the factors listed above as well as market data in making such decisions. See "Market Positioning" above.

        Optimizing Share Usage.    The exercise price of our nonqualified stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of other awards. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our Compensation Committee generally makes grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly. Our equity grant procedures are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Equity Grants in 2017.    As part of its annual review of executive compensation, in March 2017 the Compensation Committee determined that an equity mix of approximately one-third nonqualified stock options, one-third restricted stock units subject to an EPS performance condition ("EPS RSUs"), and one-third restricted stock units subject to an EBITDA performance condition ("EBITDA RSUs"), best aligned the interests of our executives with those of our stockholders and our long-term performance.

        Grants were made to our Named Executive Officers under The Cheesecake Factory Incorporated 2010 Stock Plan as amended effective June 8, 2017 (the "2010 Stock Plan") in recognition of their performance during fiscal 2016 and expected future contributions, to target competitive compensation levels appropriate to the executive's tenure in his or her role, and to align their interests with the long-term interests of our stockholders:

Name	Number of Shares Subject to Nonqualified Stock Options(1)	Number of Restricted Stock Units-EPS Target(2)	Number of Restricted Stock Units-EBITDA Target(3)	Number of Restricted Stock Units-Time Based Vesting	Value of Combined Grants (thousands)

David Overton	73,500	21,700	21,700	-	$3,767

David M. Gordon	16,650	4,900	4,900	-	$851

W. Douglas Benn	10,350	3,100	3,100	-	$536

Matthew E. Clark(4)	12,820	1,425	1,425	4,450	$623

Debby R. Zurzolo	7,550	2,275	2,275	-	$393

Max S. Byfuglin	6,775	2,075	2,075	-	$356

(1)
See "Nonqualified Stock Options" below for a description of exercise price and applicable time-based vesting conditions.

(2)
See "Restricted Stock Units (with EPS Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

(3)
See "Restricted Stock Units (with EBITDA Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

(4)
Mr. Clark was granted restricted stock units with time-based vesting in March 2017, prior to assuming his new role as Executive Vice President and Chief Financial Officer. In June 2017, Mr. Clark was awarded restricted stock units with EPS and EBITDA performance conditions as part of his promotion to Executive Vice President and Chief Financial Officer.

        Nonqualified Stock Options.    The Compensation Committee believes that nonqualified stock options are an appropriate vehicle for a portion of long-term equity compensation because they provide value only if our stock price increases over time, which aligns our executive's interests with those of our stockholders. We granted nonqualified stock options to our Named Executive Officers in March 2017, and in June 2017 we granted nonqualified stock options to Mr. Clark in connection with his promotion. These nonqualified stock options were granted at an exercise price of $61.59 and $57.30 per share, respectively, which were the closing prices of our common stock on the respective grant dates. The options are subject to time-based vesting at a rate of 20% per year over five years after the date of grant and expire eight years after the date of grant.

        Restricted Stock Units (with EPS Performance Condition).    The EPS RSUs granted to our Named Executive Officers in 2017 are subject to achieving a targeted cumulative fully diluted earnings per share amount for fiscal years 2017, 2018, and 2019, measured once, after the end of the 2019 fiscal year. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program to achieve alignment of pay with Company long-term performance, which is demonstratively connected to shareholder return. The EPS RSUs are eligible to be earned from 60%-140% of target, and will be forfeited if we do not achieve our threshold goal. The stock units that remain outstanding after the degree of achievement of the EPS performance condition has been determined, then shall be subject to time-based vesting at a rate of 60% of the award vesting three calendar years from the grant date and 20% of the award vesting in each of four and five calendar years from the grant date. Due to the sensitivity of EPS forecasts and the demonstrated correlation that EPS has to our stock price, the actual target is not being disclosed at this time. However, the target will be disclosed at the end of the three-year performance period along with the achievement levels and corresponding vesting of EPS RSUs, if any, against such target.

        Restricted Stock Units (with EBITDA Performance Condition).    The EBITDA RSUs granted to our Named Executive Officers in 2017 are subject to our EBITDA being equal to or greater than (i) a combined, cumulative target for fiscal 2017 and 2018, or (ii) a combined, cumulative target for fiscal 2017, 2018 and 2019, whichever occurs earlier. If the goal is not achieved, 100% of the grant is forfeited. In addition to vesting being subject to satisfying the EBITDA performance condition, the restricted stock units are subject to time-based vesting at the rate of 60% of the award vesting three calendar years from the grant date and 20% of the award vesting in each of four and five calendar years from the grant date. The Compensation Committee selected EBITDA as the performance metric because it views EBITDA as one of the restaurant industry's standards for measuring shareholder value creation, and we believe that growing this measure over time in absolute terms can be considered a barometer for creating value absent the fluctuations in the financial markets.

        Equity Grants in 2018.    For fiscal 2018, the Compensation Committee determined, with the assistance of its independent compensation consultant, FW Cook, that Named Executive Officers should receive a designated value of equity comprised of a mix of 50% restricted stock subject to an EPS performance condition and of 50% based upon each executive's designated preference of any proportion of non-qualified stock options (minimum 25%) and/or time-based restricted stock. The Compensation Committee made this adjustment to enhance executive retention by providing some personal choice while still retaining alignment with our stockholders by conditioning a portion of vesting upon performance conditions and a portion based upon increased stock value over time. In the future, this allocation may vary, new performance targets may be chosen, and other forms of equity may be used.

        In February 2018, the Compensation Committee approved grants under the 2010 Stock Plan of nonqualified stock options and restricted stock as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2017 and expected future contributions, to target competitive compensation levels appropriate to such executive's tenure in his or her role, and to align their respective interests with the long-term interests of our stockholders. Because of their previously announced retirements effective in 2018, the Compensation Committee did not consider granting awards under the 2010 Stock Plan for fiscal 2018 to either Ms. Zurzolo or Mr. Byfuglin:

Name	Number of Nonqualified Stock Options(1)	Number of Restricted Stock Awards-EPS Target

David Overton	179,300	44,600

David M. Gordon	41,500	10,400

Matthew E. Clark	38,000	9,500

(1)
The nonqualified stock options were granted at an exercise price of $47.06 per share, which was the fair market value of our common stock on the date of grant.

        One-half of the equity granted to Named Executive Officers in 2018 was in the form of restricted stock subject to achievement of a performance condition ("EPS Performance Condition"), which EPS Performance Condition was approved by stockholders under the 2010 Stock Plan. Actual restricted shares vesting may be at a lower or higher amount, or none at all, dependent upon the level of achievement of the EPS Performance Condition, within a range between a threshold and a maximum number of shares, as described below. Such shares then would be subject to time based vesting at the rate of 60% of the shares on February 15, 2021 and 20% of the shares on each of February 15, 2022 and February 15, 2023. In prior years, the Compensation Committee elected to grant restricted stock units rather than restricted stock. Unlike restricted stock units, holders of restricted stock are entitled to vote with respect to their restricted shares and to receive dividends, the receipt of which are subject to the same vesting conditions and restrictions as the restricted stock with respect to which the dividends were paid.

        The EPS Performance Condition provides that the vesting of this award is subject to us achieving a cumulative diluted EPS growth over fiscal years 2018, 2019, and 2020 of at least a specified dollar amount, with the formula providing a threshold, target and maximum cumulative diluted EPS dollar amount for purposes of determining the number of shares eligible to vest. If at least 88% and up to 113% (or more) of the EPS Performance Condition is achieved, a number of shares shall be eligible to vest, the exact number of which will be determined by multiplying a predetermined payout percentage (between 60% to 150%, based upon the level of achievement of the EPS Performance Condition), by the number of shares granted at the EPS Target amount shown in the table above.

        Each of Mr. Overton, Mr. Gordon and Mr. Clark elected to receive only stock options for their remaining one-half of equity granted in fiscal 2018. These options to purchase our common stock were granted at an exercise price of $47.06 per share, which was the closing price per share for our common stock on February 15, 2018, the date of grant, and incrementally vest as to 20% of the shares on each of February 15, 2019, February 15, 2020, February 15, 2021, February 15, 2022, and February 15, 2023.

Retirement Plans

        Nonqualified Deferred Compensation Plan.    We established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our non-employee directors. At the end of fiscal 2017, approximately 670 staff members, including our Named Executive Officers, other executives, restaurant GMs and EKMs, and all of our non-employee directors, were eligible to participate in the Executive Savings Plan and continue to be eligible in fiscal 2018. At the end of fiscal 2017, all of our Named Executive Officers, approximately 475 other staff members and two non-employee directors maintained account balances in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section below entitled "Compensation of Named Executive Officers-Nonqualified Deferred Compensation."

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a pre-tax basis to participants (other than non-employee directors). Since inception, we made a partial matching contribution to the Executive Savings Plan each year, except during the period of May 2009 through October 2011, when the Company match was suspended. We currently match 25% of the first 4% of salary and/or Bonus deferred. One hundred percent of a participant's Bonus, if any, may be deferred and, in 2015, we increased the percent of salary that a participant could defer from 25% to 50%.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, Mr. Overton's employment agreement provides for a "Founder's Retirement Benefit" pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in his employment agreement. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this Proxy Statement entitled "Compensation of Named Executive Officers-Employment Agreements."

Other Benefits and Perquisites

        All of our executives, including our Named Executive Officers, are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation and a sabbatical leave program. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

        We also provide the following perquisites to our executives, including Named Executive Officers, that vary based on the executive's level:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program also is offered to certain other executives, including GMs, ADOs, AKOMs, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance, which is subject to taxation at the individual's tax rate. The type of vehicle and amount of allowance varies with the executive's level.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above, including our Named Executive Officers.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis.

  •
  Sabbatical Leave Program.  We provide a sabbatical leave program to eligible active, full-time, salaried corporate staff members, including Named Executive Officers. Eligible staff members may request a paid sabbatical, not to exceed three weeks in duration, only after five years of service and each five years thereafter, in order to participate in an extraordinary life experience proposed by the staff member.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing them and help to elevate our Company as an employer of choice among our competitors, including continuing to be recognized by FORTUNE® Magazine as one of the "100 Best Companies to Work For®" for the fifth consecutive year. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2017 are disclosed in the section entitled "Compensation of Named Executive Officers—Summary Compensation Table" and the accompanying footnotes in this Proxy Statement.

Change in Control

        Although the 2010 Stock Plan provides discretion to the Compensation Committee to accelerate vesting of unvested awards, the Compensation Committee does not think it is generally appropriate to do so or to provide other benefits upon a change in control unless an executive also incurs a termination without cause or a constructive termination (referred to as a "double trigger") or unless in connection with a change in control the acquirer fails to assume or continue the executives' equity awards. Under our existing employment agreements with Named Executive Officers, the 2010 Stock Plan and award agreements, we may provide limited benefits to our Named Executive Officers in the event of a change in control. The nature of such benefits and amount of any such payments vary based upon the terms of each executive's employment agreement. See "Compensation of Named Executive officers-Potential Payments upon Termination or Change in Control" in this Proxy Statement.

Oversight of Named Executive Officer Compensation

        Compensation Committee.    Our Compensation Committee determines the compensation of our Named Executive Officers, including their base salaries, bonus, and equity-based compensation, and is supported in that process by an independent compensation consultant and members of senior management, including our Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include continued quality restaurant growth that generates acceptable returns, sustainability of our brands and brand expansion, profitability, operational excellence, infrastructure security and scalability, and the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Role of Outside Consultants.    Prior to October 2017, the Compensation Committee had engaged Farient Advisors as its independent compensation consultant. For fiscal 2018, the Compensation Committee engaged FW Cook to serve as its independent compensation consultant. Our compensation consultant provides detailed evaluation and recommendations regarding our executive and Board compensation programs and advises the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. Farient Advisors and FW Cook were each retained by and report(ed) directly to the Compensation Committee and neither provide(d) any other services to the Company. The Compensation Committee assessed the independence of its compensation consultants and analyzed whether the work of Farient Advisors or FW Cook raised any conflict of interest, pursuant to the rules of the SEC and NASDAQ. The Compensation Committee determined, based on this review, that neither the work of Farient Advisors nor the work of FW Cook as compensation consultants to the Compensation Committee created any conflict of interest and that both compensation consultants were and are independent.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under "Overview of Compensation Program-Factors Considered in Making Compensation Decisions" when developing his recommendations for each Named Executive Officer's compensation (other than his own), including salary adjustments, long- and short-term performance incentive compensation, discretionary bonuses, and compensation adjustments in conjunction with promotions. Our Senior Vice President of Human Resources and our Vice President of Compensation and Benefits work with our Chief Executive Officer when developing his recommendation for each Named Executive Officer's compensation by reviewing market data and other performance factors. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with its outside compensation consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which also approves the terms of, and makes recommendations to the Board with respect to, his employment agreement. Please see the section entitled "Compensation of Named Executive Officers-Employment Agreements" in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash and long- and short-term performance incentive compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this "Compensation Discussion and Analysis."

Governance Considerations

        Risk Considerations.    The Compensation Committee reviews our employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk-taking by employees. During its review in fiscal 2017, the Compensation Committee determined that our compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk-taking by employees. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below. Based on the recent assessment, we determined that none of our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

        Clawback Policy.    Our Clawback Policy is comprised of our Policy on Reimbursement of Incentive Payments (available on our website at investors.thecheesecakefactory.com) as well as applicable provisions of our Performance Incentive Plan and 2010 Stock Plan. Our Clawback Policy, which applies, without limitation, to equity granted under the 2010 Stock Plan and Bonus paid under the Performance Incentive Plan, (i) requires certain of our executives to agree in writing to repay all or a portion of any Bonus, to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the Bonus was directly based on those financial statements, (ii) allows the Compensation Committee to cause the cancellation of any Bonus and require reimbursement of any Bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law, and (iii) allows the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan or otherwise in accordance with Company policies and/or applicable law.

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. Our Clawback Policy was adopted to permit the Audit Committee and the Compensation Committee of our Board to use appropriate discretion to recapture monetary awards of Bonus compensation and equity awards, respectively, paid to executives in the designated positions who may bear responsibility for such noncompliance. We believe that our Clawback Policy diminishes the likelihood that our executives will take actions that could result in material excessive risk to us.

        Stock Ownership Requirements.    Our Named Executive Officers are required to own a specified value of our common stock based upon a multiple of their respective base salaries. See "The Board and Corporate Governance-Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement for the material terms of our stock ownership and retention policies. We believe that stock ownership requirements further align our executives' interests with those of our stockholders. In addition to our stock ownership requirements, certain option grants awarded to executive officers after June 4, 2008 and prior to August 2, 2012 contain a holdback provision such that 33% of the net shares acquired upon exercise of the stock option (net of the tax impact that the exercise has on the individual) must be held for at least nine months following the date of exercise. In light of the adoption of our executive stock ownership requirements, we eliminated the holdback requirement for option grants made to Named Executive Officers on or after August 2, 2012, although the holdback requirement is still in effect for certain option grants made to such executives prior to August 2, 2012. All of our Named Executive Officers are in compliance with our executive stock ownership policy as of the Record Date, except for Mr. Clark who was appointed as our Executive Vice President and Chief Financial Officer effective July 7, 2017 and is required to meet the stock ownership guidelines within five years of his appointment.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play a role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") Topic 718, require us to expense the estimated fair market value of our stock based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards to grant to executives.

        Section 162(m) of the Code and the regulations promulgated thereunder limit to no more than $1 million per taxable year, the allowable Company deduction for compensation paid to any employee who as of the close of the taxable year is a "covered employee" as defined under Code Section 162(m). Prior to January 1, 2018, certain compensation was exempt from this deduction limitation, including certain performance-based compensation, if it was paid under a plan, the material performance terms of which were approved by stockholders at least once every five years, and the plan was administered by a committee of independent directors, among other requirements. In fiscal 2017, performance-based restricted shares, stock options, and Bonus compensation awarded by us to our covered employees were intended to qualify as performance-based compensation under Code Section 162(m). However, certain non-performance-based restricted stock awards made in prior years did not qualify for deductibility under Code Section 162(m) due to the increase in our stock price as of the vesting date, which resulted in Mr. Overton's total non-performance-based compensation for fiscal 2017 exceeding the $1 million deductibility limit. Due to the complexities of Code Section 162(m) and technical requirements related thereto, we can provide no assurance regarding deductibility of such compensation under Code Section 162(m).

        The TCJA generally eliminates the performance-based compensation exception for tax years beginning after December 31, 2017. The $1 million compensation deductibility limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the TCJA prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications when making compensation decisions, but reserves the right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in the Company's best interests to do so. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Code Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

        In addition, Code Section 409A limits flexibility with respect to the time and form of payment of nonqualified deferred compensation. If a payment or award is subject to Code Section 409A but does not meet the requirements that exempt such amounts from taxation under that section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) plus possible interest and penalties, and (iv) possible additional state taxes. While Code Section 409A is also very complex and we cannot guaranty compliance with all of its requirements, we have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Code Section 409A purposes (and will thereby be exempt from the requirements of Code Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Code Section 409A statutory provisions and final regulations.

        The NEO Employment Agreements provide that, if a Named Executive Officer is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under his or her prior employment agreement (if any), then within 60 days after the determination that such Code Section 409A taxes are due, we would pay the executive a cash payment so that the Named Executive Officer would be in the same position on an after-tax basis that the executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed

(the "409A Tax Equalization Benefit"). With respect to each Named Executive Officer who had a prior employment agreement, the 409A Tax Equalization Benefit was made a part of their NEO Employment Agreement in consideration for such Named Executive Officer (other than our Chief Executive Officer) agreeing to relinquish the gross-up for taxes imposed by Code Section 280G, which had been included under their prior employment agreements. The NEO Employment Agreements also eliminated a provision that would have entitled the Named Executive Officer to receive an additional "gross-up" payment from us in the event such Named Executive Officer were to become subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code. See "Compensation of Named Executive Officers-Employment Agreements" for a description of the NEO Employment Agreements.

        Policy Regarding Hedging, Short Sales, Publicly Traded Derivatives, Margin Accounts and Pledges.    We have a policy prohibiting our Board, officers and other employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale (i.e., hedging), or using our stock as collateral for margin loans (i.e., pledging). The Board believes it is inappropriate for our executives or non-employee directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering of our stock with margin loans, the Board seeks to discourage those types of behaviors. In addition, other types of collateralization of our stock by executives or non-employee directors require advance approval and satisfaction of specified criteria under our policies.

        Shareholder's Rights Agreement and "Poison Pill".    Effective August 4, 1998, our Board adopted a Rights Agreement, which was most recently amended on August 1, 2008 and is currently scheduled to expire August 4, 2018 ("Rights Agreement"). Among other items, such agreement includes a provision, which is commonly known as a "poison pill," as an anti-takeover mechanism to allow our Board time to evaluate unsolicited offers to acquire the common stock of our Company. Pursuant to the Rights Agreement, the process required to terminate such agreement would be to redeem all of the outstanding shareholder rights under such plan at the required redemption price of $.01 per right. Based upon the number of common shares of our stock outstanding as of the Record Date, the estimated cost to the Company of an early redemption would exceed $500,000, including redemption costs, legal fees, filing costs and other attendant expenses.

        Our Board understands that since the time of our adoption of the Rights Agreement, such agreements entered into without the approval of stockholders have received negative scrutiny. After consideration of these issues, including discussions with institutional stockholders who represent over 17.5% of our shares outstanding, who are not in favor of such expenditure under these circumstances, and in light of the imminent expiration of the Rights Agreement within three months following the Annual Meeting of our stockholders this year, the Board determined that it was not in our best interests or in the best interests of our stockholders to exercise an early redemption and incur such costs. However, our Board has decided that it will not adopt a new poison pill unless, in the exercise of its fiduciary responsibilities, the Board determines that it is in the best interests of the stockholders under the circumstances to adopt such plan without the delay that could result from seeking stockholder approval (i.e., the "fiduciary out" provision). Further, the Board has decided that if a poison pill is adopted under this fiduciary out provision, we will put such decision to a stockholder ratification vote within twelve months of adoption, or let such plan expire within the twelve month period after adoption.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Compensation Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 5, 2018	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal year ended January 2, 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $	Restricted Stock/Units Awards $(1)	Option Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(3)	Total $

David Overton	2017	995,000	2,673,006	1,093,680	273,625	91,586	5,126,897
Chairman of the Board and	2016	995,000	2,513,000	992,200	1,368,125	124,653	5,992,978
Chief Executive Officer	2015	995,000	1,680,350	1,912,950	1,203,950	125,369	5,917,619

David M. Gordon	2017	596,154	603,582	247,752	111,779	41,291	1,600,558
President,	2016	569,906	577,990	233,530	534,287	53,612	1,969,325
The Cheesecake Factory Incorporated	2015	541,538	369,677	361,335	446,769	47,501	1,766,820

W. Douglas Benn	2017	267,415	381,858	154,008	43,455	7,819	854,555
Executive Vice President and	2016	512,368	306,586	123,420	416,299	32,451	1,391,124
Chief Financial Officer	2015	496,990	249,652	205,465	355,348	30,907	1,338,362

Matthew E. Clark(2)	2017	401,978	437,381	185,766	56,349	10,091	1,091,565
Executive Vice President and	2016	-	-	-	-	-	-
Chief Financial Officer	2015	-	-	-	-	-	-

Debby R. Zurzolo	2017	494,692	280,235	112,344	80,388	30,266	997,925
Executive Vice President,	2016	479,368	266,378	107,690	389,486	34,781	1,277,703
General Counsel and Secretary	2015	464,077	211,244	184,210	331,815	36,035	1,227,381

Max S. Byfuglin	2017	436,000	255,599	100,812	141,700	31,029	965,140
President,	2016	422,792	241,248	98,010	430,544	37,631	1,230,225
The Cheesecake Factory	2015	409,923	182,438	170,040	309,746	39,084	1,111,231
Bakery Incorporated

(1)
The value of restricted stock units is computed at target level. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Restricted stock, restricted stock units, and stock option awards are subject to vesting requirements. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2018 for information regarding the valuation of equity awards.

(2)
Effective July 7, 2017, Mr. Clark's base salary increased from $355,000 to $450,000, in connection with his appointment as Executive Vice President and Chief Financial Officer.

(3)
"All other compensation" for fiscal 2017 includes the following:

Name	Automobile Program $(a)	ESP Company Match $(b)	Dividends Paid or Accrued on Unvested Restricted Stock $(c)	Life Insurance $(d)	Executive Physical Exam $(e)	Total ($)
Mr. Overton	21,224	-	62,328	8,034	-	91,586
Mr. Gordon	19,278	7,102	13,462	1,449	-	41,291
Mr. Benn	2,404	3,290	-	2,125	-	7,819
Mr. Clark	9,569	-	-	522	-	10,091
Ms. Zurzolo	10,800	5,751	7,844	3,421	2,450	30,266
Mr. Byfuglin	14,400	5,616	6,996	4,017	-	31,029

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a Company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation"

(c)
Dividends on Unvested Restricted Stock: Under the terms of our 2010 Stock Plan, holders of unvested restricted stock have the same dividend rights as our other stockholders, and any dividends received on shares of unvested restricted stock granted under the 2010 Stock Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect our accrual of dividends with respect to unvested shares of restricted stock granted under the 2010 Stock Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a Company-paid executive physical examination every two years.

        For a description of actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2018, please see "Compensation Discussion and Analysis-Principle Elements of Compensation-Base Salary."

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled "Employment Agreements" in this Proxy Statement. For a description of our Non-Equity Incentive Plan Compensation, see "Compensation Discussion and Analysis—Principle Elements of Compensation—Annual Cash Performance Incentive Compensation."

        For a description of our Performance Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2017, please see "Fiscal 2017 Performance Incentive Plan Design" in the "Compensation Discussion and Analysis" section of this Proxy Statement. For the vesting schedules of outstanding options and restricted stock and restricted stock units, please see "Outstanding Equity Awards" in this Proxy Statement.

Pension Benefits

        The Named Executive Officers did not receive any benefits from us under defined pension or defined contribution plans during the fiscal year ended January 2, 2018. None of our Named Executive Officers are currently eligible to participate in our tax deferred qualified 401(k) plan. However, Mr. Overton is entitled to the Founder's Retirement Benefit described in "Executive Compensation-Retirement Plans-Pension Benefits."

Nonqualified Deferred Compensation

        We adopted The Cheesecake Factory Incorporated Executive Savings Plan ("Executive Savings Plan") in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our non-employee directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("Code"). The Executive Savings Plan allows our employee-participants to defer the receipt of up to 50% of their base salaries and up to 100% of their Bonus and allows our non-employee directors to defer up to 100% of their director fees.

        Under the Executive Savings Plan, we currently provide a matching contribution at a rate of 25% of the first 4% of salary and/or Bonus deferred under the plan. We do not provide a match for deferrals by non-employee directors. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers are currently 100% vested in our matching contributions. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. Upon a participant's termination from employment, he or she will receive a distribution of his or her account balance, including earnings and vested Company contributions, in accordance with his or her distribution election and the terms of the Executive Savings Plan. For any plan year, a participant may elect, in accordance with the terms of the Executive Savings Plan, to have a portion of his or her account paid on a scheduled in-service distribution date; provided, such a distribution may not occur earlier than the second plan year after the plan year to which such an election applies. The following table shows the compensation (including Bonus) earned for fiscal 2017 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2017:

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2017 $(1)	Company Contributions in Fiscal 2017 $(2)	Aggregate Earnings/(Losses) in Fiscal 2017 $	Aggregate Withdrawals or Distributions in Fiscal 2017 $	Aggregate Balance at January 2, 2018 $(3)

David Overton	-	-	34,185	-	207,925

David M. Gordon	83,083	7,102	84,165	-	910,072

W. Douglas Benn	254,947	3,290	151,593	118,810	2,743,764

Matthew E. Clark	-	-	12	-	2,580

Debby R. Zurzolo	452,076	5,751	161,828	128,415	1,441,934

Max S. Byfuglin	86,629	5,616	118,939	-	1,702,962

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the "Summary Compensation Table." The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," depending on the source of the deferral for each executive.

(2)
These amounts are reported as "other" compensation earned by the Named Executive Officers. Please see footnote 3 to the "Summary Compensation Table."

(3)
For Mr. Overton, $3,043 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Gordon, $50,108 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Benn, $37,844 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Clark, $4,962 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Ms. Zurzolo, $62,370 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Byfuglin, $51,786 of the aggregate balance was reported in the "Summary Compensation Table" in previous years.

Grants of Plan-Based Awards in Fiscal 2017

        The following table shows all restricted shares, restricted stock units, and nonqualified stock options to acquire shares of our common stock granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2017, as well as the range of potential Bonuses that were achievable in fiscal 2017 under our Performance Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units #(5)	All Other Option Awards: Number of Securities Underlying Options #(6)
										Exercise or Base Price of Option Awards $/Sh	Grant Date Fair Value of Stock and Option Awards $(7)
Name	Grant Date	Threshold $(2)	Target $(3)	Maximum $	Threshold #	Target #	Maximum #

David Overton	n/a	$205,269	$1,094,500	$1,915,375
	3/2/2017								73,500	$61.59	$1,093,680
	3/2/2017				13,020	21,700	30,380				$1,336,503
	3/2/2017					21,700					$1,336,503

David M. Gordon	n/a	$83,819	$447,116	$782,452
	3/2/2017								16,650	$61.59	$247,752
	3/2/2017				2,940	4,900	6,860				$301,792
	3/2/2017					4,900					$301,792

W. Douglas Benn(8)	n/a	$32,598	$173,820	$304,185
	3/2/2017								10,350	$61.59	$154,008
	3/2/2017				1,860	3,100	4,340				$190,929
	3/2/2017					3,100					$190,929

Matthew E. Clark(8)	n/a	$49,001	$261,286	$457,250
	3/2/2017								8,000	$61.59	$119,040
	6/7/2017								4,820	$57.30	$66,726
	3/2/2017							4,450			$274,076
	6/7/2017				855	1,425	1,995				$81,653
	6/7/2017					1,425					$81,653

Debby R. Zurzolo(9)	n/a	$60,603	$321,550	$562,712
	3/2/2017								7,550	$61.59	$112,344
	3/2/2017				1,365	2,275	3,185				$140,117
	3/2/2017					2,275					$140,117

Max S. Byfuglin(10)	n/a	$53,148	$283,400	$495,950
	3/2/2017								6,775	$61.59	$100,812
	3/2/2017				1,245	2,075	2,905				$127,799
	3/2/2017					2,075					$127,799

(1)
For actual amounts paid under the Performance Incentive Plan for fiscal 2017, see the column entitled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" included in this Proxy Statement. For more information on our annual performance bonus program under the Performance Incentive Plan for fiscal 2017, see "Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation."

(2)
Based on minimum achievement of the Company consolidated operating income objective only. For information regarding this performance objective, see "Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation."

(3)
Target awards are a percentage of base salary for fiscal 2017, as follows: 110% for Mr. Overton; 75% for Mr. Gordon; and 65% for each of the other Named Executive Officers.

(4)
The Named Executive Officers received two restricted stock unit awards. The first award is subject to achievement of a targeted cumulative fully diluted EPS amount for fiscal years 2017, 2018, and 2019, measured once, after the end of the 2019 fiscal year. This award is eligible to be earned from 60% - 140% of target, and will be forfeited if we do not achieve our threshold goal. The stock units that remain outstanding after the degree of achievement of the EPS performance condition has been determined, then shall be subject to time-based vesting at a rate of 60% of the award vesting from three calendar years from the grant date and 20% of the award vesting on each of the fourth and fifth anniversaries of the grant date. The second award is subject to the Company's EBITDA being equal to or greater than (i) a combined, cumulative target for fiscal 2017 and 2018, or (ii) a combined, cumulative target for fiscal 2017, 2018 and 2019, whichever occurs earlier. If neither goal is achieved, 100% of the grant is forfeited. In addition to vesting being subject to satisfying the EBITDA performance condition, the restricted stock units are subject to time-based vesting at the rate of 60% of the award vesting three calendar years from the grant date and 20% of the award vesting on each of the fourth and fifth anniversaries of the grant date. Actual awards may range from 0 percent to 140 percent of the targeted incentive.

(5)
Mr. Clark received a grant of restricted stock units under the 2010 Stock Plan. The grant to Mr. Clark vests 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date.

(6)
The Named Executive Officers received grants of non-qualified stock options under the 2010 Stock Plan. These non-qualified stock options vest 20% on each anniversary of the grant date.

(7)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the NEO. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2018 for information regarding the valuation of equity awards.

(8)
Mr. Benn's employment with us terminated on July 7, 2017. Mr. Clark was appointed Executive Vice President and Chief Financial Officer effective July 7, 2017.

(9)
Ms. Zurzolo will retire from employment with us in fiscal year 2018.

(10)
Mr. Byfuglin retired from employment with us on April 13, 2018.

        Non-Equity Incentive Plan Awards.    These amounts represent the potential threshold, target and maximum Bonus payable to our Named Executive officers under the Performance Incentive Plan. Amounts shown are calculated as a percentage of fiscal 2017 base salary. Please see the section in this Proxy Statement entitled "Compensation Discussion and Analysis-Principal Elements of Compensation-Annual Cash Performance Incentive Compensation" for further information. The threshold Bonus amounts assume achievement of 85% of the Company-wide operating income target and none of the strategic objectives. Target Bonus amounts assume achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives. Maximum Bonus amounts assume achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives. The Named Executive Officers received actual Bonus payouts under the Performance Incentive Plan in fiscal 2017 in the amounts shown in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

        All Other Restricted Stock and Restricted Stock Unit Awards and All Other Stock Option Awards.    In March 2017, the Compensation Committee approved grants of nonqualified stock options and restricted stock units to our Named Executive Officers, as set forth in the table above. All equity awards shown in this table were granted under the 2010 Stock Plan. The nonqualified stock options were granted at an exercise price of $61.59 per share, the fair market value of our common stock on the date of grant. These options vest at a rate of 20% per year over five years and expire in eight years. One half of the restricted stock units are subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to our EBITDA being equal to or greater than (i) a combined, cumulative target for 2017 and 2018, or (ii) a combined, cumulative target for 2017, 2018 and 2019, whichever occurs earlier. If the performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% of the shares on March 2, 2020 and 20% of the shares on each of March 2, 2021 and March 2, 2022. The other half of the restricted stock units are subject to achieving a targeted cumulative diluted EPS for fiscal years 2017, 2018 and 2019, measured once, after the end of fiscal 2019. The performance conditions and achievement levels will be disclosed after the performance condition is achieved or determined to have not been achieved.

Outstanding Equity Awards At Fiscal Year End

        The following table shows all outstanding nonqualified stock options, restricted shares, and restricted stock units held by the Named Executive Officers as of January 2, 2018, the last day of fiscal 2017.

						Stock Awards

	Option Awards					Restricted Stock		PSU Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #(2)	Market Value of Shares or Units of Stock That have Not Vested $(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested #(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(3)

David Overton(4)	100,000	-		31.10	1/6/19	-	-	-	-
	170,000	-		29.29	1/5/20	-	-	-	-
	140,000	35,000	(4a)	35.62	3/7/21	-	-	-	-
	87,000	58,000	(4b)	48.19	3/6/22	-	-	-	-
	54,000	81,000	(4c)	48.01	3/5/23	-	-	-	-
	16,400	65,600	(4d)	50.26	3/3/24	-	-	-	-
	-	73,500	(4e)	61.59	3/2/25	-	-	-	-
	-	-		-	-	9,000	$443,790	-	-
	-	-		-	-	14,800	$729,788	-	-
	-	-		-	-	35,000	$1,725,850	-	-
	-	-		-	-	25,000	$1,232,750	25,000	$1,232,750
	-	-		-	-	21,700	$1,070,027	21,700	$1,070,027

David M. Gordon(5)	3,700	-		29.29	1/5/20	-	-	-	-
	20,000	5,000	(5a)	35.62	3/7/21	-	-	-	-
	15,000	10,000	(5b)	48.19	3/6/22	-	-	-	-
	10,200	15,300	(5c)	48.01	3/5/23	-	-	-	-
	3,860	15,440	(5d)	50.26	3/3/24	-	-	-	-
	-	16,650	(5e)	61.59	3/2/25	-	-	-	-
	-	-		-	-	1,800	$88,758	-	-
	-	-		-	-	3,200	$157,792	-	-
	-	-		-	-	7,700	$379,687	-	-
	-	-		-	-	5,750	$283.533	5,750	$283.533
	-	-		-	-	4,900	$241,619	4,900	$241,619

W. Douglas Benn(6)	14,400	-		35.62	3/7/21	-	-	-	-
	9,000	-		48.19	3/6/22	-	-	-	-
	5,800	-		48.01	3/5/23	-	-	-	-
	2,040	-		50.26	3/3/24	-	-	-	-

Matthew E. Clark(7)	2,600	2,600	(6a)	35.62	3/7/21	-	-	-	-
	6,900	4,600	(6b)	48.19	3/6/22	-	-	-	-
	4,000	6,000	(6c)	48.01	3/5/23	-	-	-	-
	1,920	7,680	(6d)	50.26	3/3/24	-	-	-	-
	-	8,000	(6e)	61.59	3/2/25	-	-	-	-
	-	4,820	(6f)	57.30	6/7/25	-	-	-	-
	-	-		-	-	1,400	$69,034	-	-
	-	-		-	-	2,200	$108,482	-	-
	-	-		-	-	5,500	$271,205	-	-
	-	-		-	-	5,300	$261,343	-	-
	-	-		-	-	4,000	$197,240	-	-
	-	-		-	-	4,450	$219,430	-	-
	-	-		-	-	1,425	$70,267	1,425	$70,267

Debby R. Zurzolo(8)	15,000	-		31.10	1/6/19	-	-	-	-
	15,000	-		29.29	1/5/20	-	-	-	-
	3,200	3,200	(7a)	35.62	3/7/21	-	-	-	-
	8,400	5,600	(7b)	48.19	3/6/22	-	-	-	-
	5,200	7,800	(7c)	48.01	3/5/23	-	-	-	-
	1,780	7,120	(7d)	50.26	3/3/24	-	-	-	-
	-	7,550	(7e)	61.59	3/2/25	-	-	-	-
	-	-		-	-	1,200	$59,172	-	-
	-	-		-	-	1,800	$88,758	-	-
	-	-		-	-	4,400	$216,964	-	-
	-	-		-	-	2,650	$130,672	2,650	$130,672
	-	-		-	-	2,275	$112,180	2,275	$112,180

Max S. Byfuglin(9)	3,000	-		29.29	1/5/20	-	-	-	-
	2,900	2,900	(8a)	35.62	3/7/21	-	-	-	-
	7,800	5,200	(8b)	48.19	3/6/22	-	-	-	-
	4,800	7,200	(8c)	48.01	3/5/23	-	-	-	-
	1,620	6,480	(8d)	50.26	3/3/24	-	-	-	-
	-	6,775	(8e)	61.59	3/2/25	-	-	-	-
	-	-		-	-	1,200	$59,172	-	-
	-	-		-	-	1,600	$78,896	-	-
	-	-		-	-	3,800	$187,378	-	-
	-	-		-	-	2,400	$118,344	2,400	$118,344
	-	-		-	-	2,075	$102,318	2,075	$102,318

(1)
All options listed vest at a rate of 20% per year.

(2)
Restricted shares listed vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The market value of outstanding stock awards is based on a per share (or unit) value of $49.31, the closing market price of our common shares on January 2, 2018, the last day of fiscal 2017.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2017 year-end are as follows: (a) 35,000 options vested on 3/7/18; (b) 29,000 options vested on 3/6/18 and 29,000 options will vest on 3/6/19; (c) 27,000 options vested on 3/5/18 and 27,000 options will vest on each of 3/5/19 and 3/5/20; (d) 16,400 options vested on 3/3/18 and 16,400 options will vest on each of 3/3/19, 3/3/20 and 3/3/21; (e)14,700 options vested on 3/2/18 and 14,700 options will vest on each of 3/2/19, 3/2/20, 3/2/21 and 3/2/22.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2017 year-end are as follows: (a) 5,000 options vested on 3/7/18; (b) 5,000 options vested on 3/6/18 and 5,000 options will vest on 3/6/19; (c) 5,100 options vested 3/5/18 and 5,100 options will vest on each of 3/5/19 and 3/5/20; (d) 3,860 options vested on 3/3/18 and 3,860 options will vest on each of 3/3/19, 3/3/20 and 3/3/21; (e) 3,330 options vested on 3/2/18 and 3,330 options will vest on each of 3/2/19, 3/2/20, 3/2/21 and 3/2/22.

(6)
Mr. Benn's employment with us terminated on July 7, 2017.

(7)
The vesting dates of options held by Mr. Clark that were not exercisable as of our fiscal 2017 year-end are as follows: (a) 2,600 options vested on 3/7/18; (b) 2,300 options vested on 3/6/18 and 2,300 options will vest on 3/6/19; (c) 2,000 options vested on 3/5/18 and 2,000 options will vest on each of 3/5/19 and 3/5/20; (d) 1,920 options vested on 3/3/18 and 1,920 options will vest on each of 3/3/19, 3/3/20 and 3/3/21; (e) 1,600 options vested on 3/2/18 and 1,600 options will vest on each of 3/2/19, 3/2/20, 3/2/21 and 3/2/22; (f) 964 options will vest on each of 6/7/18, 6/7/19, 6/7/20, 6/7/21 and 6/7/22.

(8)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2017 year-end are as follows: (a) 3,200 options vested on 3/7/18; (b) 2,800 options vested on 3/6/18 and 2,800 options will vest on 3/6/19 (c) 2,600 options vested on 3/5/18 and 2,600 options will vest on each of 3/5/19 and 3/5/20; (d) 1,780 options vested on 3/3/18 and 1,780 options will vest on each of 3/3/19, 3/3/20 and 3/3/21; (e) 1,510 options vested on 3/2/18 and 1,510 options will vest on each of 3/2/19, 3/2/20, 3/2/21 and 3/2/22. Ms. Zurzolo will retire from employment with us in fiscal year 2018.

(9)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2017 year-end are as follows: (a) 2,900 options vested on 3/7/18; (b) 2,600 options vested on 3/6/18 and 2,600 options will vest on 3/6/19; (c) 2,400 options vested on 3/5/18 and 2,400 options will vest on each of 3/5/19 and 3/5/20; (d) 1,620 options vested on 3/3/18 and 1,620 options will vest on each of 3/3/19, 3/3/20 and 3/3/21; (e) 1,355 options vested on 3/2/18 and 1,355 options will vest on each of 3/2/19, 3/2/20, 3/2/21 and 3/2/22. Mr. Byfuglin retired from employment with us on April 13, 2018.

Option Exercises and Stock Vested

        The following table shows, for fiscal 2017, all nonqualified stock options exercised by Named Executive Officers and shares of their restricted stock that vested (no restricted stock units vested in 2017):

	Nonqualified Stock Option Awards		Restricted Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $(2)

David Overton	-	-	40,200	$2,452,716

David M. Gordon	-	-	8,100	$495,282

Matthew E. Clark	12,800	$362,633	6,200	$377,893

W. Douglas Benn	48,500	$1,724,351	6,200	$377,893

Debby R. Zurzolo	18,200	$652,778	5,200	$316,793

Max S. Byfuglin	-	-	4,900	$298,244

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Pay Ratio

        We believe that executive pay should align with the value and contributions that our executives bring to the business, while ensuring that we are paying competitively across our different markets and job levels.

        As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the total annual compensation of Mr. David Overton, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        For fiscal 2017:

  •
  the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) represents a part-time staff member who worked 1,085 hours (approximately 21 hours per week) and was $22,763; and

  •
  the annual total compensation of our Chief Executive Officer, as reported in the "Summary Compensation Table," was $5,126,897.

        Based on this information, for fiscal 2017, our Chief Executive Officer's annual total compensation was 225 times that of the median of the annual compensation of all employees.

        To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

  1.
  We determined that as of January 2, 2018, our employee population consisted of approximately 39,100 individuals (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on January 28, 2018 (our "Annual Report"). This population consisted of both full-time and part-time employees. As part of our methodology, and in reliance with the "de minimis" exemption under Item 402(u) of Regulation S-K, we excluded all employees in Canada totaling 397 or approximately 1% of our total workforce.

  2.
  To identify the median employee from our employee population, we compared the amount of total wages (including reported tips) of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Given our workforce with similar high turnover rates inherent in the restaurant industry, our methodology included annualizing the compensation for part-time employees who did not work a full calendar year to properly reflect their compensation levels. However, even with this annualizing, many employees had very low hours and had not reached a stabilized work schedule. We did not perform any full-time equivalency adjustments. We believe the use of total wages for all employees is a consistently applied compensation measure.

  3.
  We identified our median employee by using this compensation measure, which we consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the median employee. Again, the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) represents a part-time staff member who worked 1,085 hours (approximately 21 hours per week) and was $22,763.

  4.
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $22,763.

  5.
  With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the "Total" column in the "Summary Compensation Table," above.

Benefits Plans

        Summary of the 2010 Stock Plan.    The Material Terms of the 2010 Stock Plan are as follows:

        Background and Purpose of the 2010 Stock Plan.    The 2010 Stock Plan, with an initial share authorization of 3,800,000 shares, was originally approved by our stockholders at our 2010 annual meeting of stockholders and replaced our Amended and Restated 2001 Omnibus Stock Incentive Plan ("2001 Stock Plan") with respect to grants of future equity compensation awards to certain employees and consultants (collectively, "Selected Participants"). Any remaining authorized but unissued shares available for grant under the 2001 Stock Plan were canceled upon stockholder approval of the 2010 Stock Plan. The 2010 Stock Plan was subsequently amended, with each such amendment approved by our stockholders, so that the number of authorized shares has increased to 12,680,000 shares with stockholder approval.

        Eligibility to Receive Awards.    Our employees and consultants, and those of certain of our affiliated companies, are eligible to receive awards under the 2010 Stock Plan. The 2010 Stock Plan Committee (defined below) determines, in its discretion, the Selected Participants to be granted awards under the 2010 Stock Plan. As of April 3, 2018, approximately 560 employees (including five Named Executive Officers, of which one executive is also an employee director) and no non-employee consultants were eligible to participate in the 2010 Stock Plan. The total number of employees employed by us as of April 3, 2018 was approximately 39,100. Non-employee directors are not eligible to participate in the 2010 Stock Plan.

        Shares Subject to the 2010 Stock Plan.    The 2010 Stock Plan has been amended so that the number of authorized shares is 12,680,000 shares. We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the 2010 Stock Plan with a fungible share counting methodology such that shares issued as restricted stock and stock units, and which are not forfeited, count as two shares against this limit. The shares underlying forfeited or terminated awards become available again for issuance under the 2010 Stock Plan, but shares used to pay an award's exercise price or tax withholding obligations count against the 2010 Stock Plan's share limit.

        Administration of the 2010 Stock Plan.    The 2010 Stock Plan is administered by a committee (the "2010 Stock Plan Committee") whose members must be independent "Non-Employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has designated its Compensation Committee as the 2010 Stock Plan Committee, all of whose members are independent outside directors in accordance with the NASDAQ Listing Rules. Subject to the terms of the 2010 Stock Plan, the 2010 Stock Plan Committee has the sole discretion, among other things, to:

  •
  Select the individuals who will receive awards,

  •
  Determine the terms and conditions of awards (for example, performance conditions imposed to satisfy the requirements of performance-based compensation under Code Section 162(m) or otherwise, if any, and vesting schedule),

  •
  Correct any defect, supply any omission or reconcile any inconsistency in the 2010 Stock Plan or any award agreement,

  •
  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2010 Stock Plan, and

  •
  Interpret the provisions of the 2010 Stock Plan and outstanding awards.

        The 2010 Stock Plan Committee also may use the 2010 Stock Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S.A. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a "clawback" policy) including without limitation our Policy on Reimbursement of Incentive Payments. The members of the Board, the 2010 Stock Plan Committee and their delegates are indemnified by us to the maximum extent permitted by applicable law for actions taken or not taken with respect to the 2010 Stock Plan.

        Types of Awards.    The 2010 Stock Plan permits the discretionary award of incentive stock options ("ISOs"), nonstatutory stock options ("nonqualified stock options"), restricted stock, stock units and/or SARs to Selected Participants. As of the Record Date, only awards of nonqualified stock options, restricted stock and stock units have been made under the 2010 Stock Plan. Awards issued under the 2010 Stock Plan are evidenced by a written agreement executed by and between the Company and the Selected Participant. The written agreement recites the specific terms and conditions of the award.

        Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 Stock Plan Committee determines the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but the per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Stock options granted under the 2010 Stock Plan may be either ISOs or nonqualified stock options. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on nonqualified stock options. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 Stock Plan provides that no more than 3,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the 2010 Stock Plan generally cannot be exercised until it vests. The 2010 Stock Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2010 Stock Plan since February 2013 has been eight years from the date of grant, although the 2010 Stock Plan Committee may establish a shorter period at its discretion. The 2010 Stock Plan Committee has historically granted options with an eight-year term. As of the Record Date, no ISOs have been granted under the 2010 Stock Plan.

        The exercise price of each stock option granted under the 2010 Stock Plan must be paid in full at the time of exercise, either with cash, through a broker-assisted "cashless" exercise and sale program, or through another method approved by the 2010 Stock Plan Committee. The optionee must pay any taxes that we are required to withhold at the time of exercise. The exercise price of outstanding stock options may not be reduced or lowered without the approval of our stockholders.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 Stock Plan Committee. The 2010 Stock Plan Committee also determines any other terms and conditions of a restricted stock award. In determining whether a restricted stock award should be made, and/or the vesting schedule for any such award, the 2010 Stock Plan Committee may impose whatever conditions to vesting it determines to be appropriate; provided, however, that generally no vesting will be permitted until at least one year after grant. The 2010 Stock Plan Committee may determine that an award of restricted stock will vest only if we satisfy performance goals established by the 2010 Stock Plan Committee.

        Stock Units.    Stock units are the right to receive an amount of shares or cash or any combination thereof equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 Stock Plan Committee determines all of the terms and conditions of an award of stock units, including the vesting period; provided, however, that generally no vesting will be permitted until at least one year after grant. Upon each vesting date of a stock unit, a Selected Participant will be entitled to receive an amount of shares or cash, or any combination thereof, equal to the then fair market value of the shares on the settlement date. The 2010 Stock Plan Committee may determine that an award of stock units will vest only if we satisfy performance goals established by the 2010 Stock Plan Committee. Settlement of stock units generally occurs within thirty days of vesting, unless the Selected Participant has timely elected to defer such compensation.

        Stock Appreciation Rights ("SARs").    A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares covered by the SAR on the date of exercise and the fair market value of those shares on the date of grant. The 2010 Stock Plan Committee determines the terms of SARs, including the exercise price (provided that the exercise price per share cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting schedule and the term of the SAR. The maximum term for SARs granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years and, thereafter, may not exceed eight years from the date of grant, subject to the 2010 Stock Plan Committee's discretion to establish a shorter period. The 2010 Stock Plan Committee may determine that a SAR will only be exercisable if we satisfy performance goals established by the 2010 Stock Plan Committee. The exercise price of outstanding SARs may not be reduced or lowered without the approval of our stockholders. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 Stock Plan Committee may determine. As of the Record Date, no SARs have been granted under the 2010 Stock Plan.

  Other Provisions of the 2010 Stock Plan as Amended.

        Performance Conditions.    The 2010 Stock Plan specifies performance conditions that the 2010 Stock Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income;

earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes ("EBIT"); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; guest satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization ("EBITDA"), and/or revenues.

        Dividend Rights.    In the third quarter of fiscal 2012, our Board initiated a dividend payable on shares of our common stock, including restricted stock granted under the 2010 Stock Plan and has declared a dividend each fiscal quarter since that time, including through the end of the 2017 fiscal year. Any dividends on shares of unvested Awards issued under the 2010 Stock Plan are accrued rather than paid to the holder and are subject to the same vesting conditions and restrictions as the underlying Award with respect to which the dividends are paid. Accrued dividends are payable at the time the underlying Award vests, and such dividends are forfeited if the grant does not vest according to its terms.

        Limited Transferability of Awards.    Awards granted under the 2010 Stock Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2010 Stock Plan Committee may, in its discretion, permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant's immediate family or to a trust or other entity for the benefit of the Selected Participant and/or members of his or her immediate family.

        Termination of Service.    Unless an applicable award agreement or a Selected Participant's employment agreement, if any, provides otherwise, the rules of the 2010 Stock Plan govern the vesting, exercisability and the term of any outstanding awards held by a Selected Participant who experiences a termination of service. The effect of such rules depends on the cause of a Selected Participant's termination of service. For instance, a termination of service for cause may be treated differently than a termination of service due to retirement, death or disability, which may be treated differently than a termination of service for any other reason.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, the number and class of shares issued under the 2010 Stock Plan and subject to each award, as well as the number and class of shares available for issuance under the 2010 Stock Plan and the per-participant fiscal grant limits, shall each be equitably and proportionately adjusted by the 2010 Stock Plan Committee.

        Corporate Transaction.    In the event that we are a party to a merger or other reorganization, outstanding 2010 Stock Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without the consent of the Selected Participant. The Board or 2010 Stock Plan Committee need not adopt the same rules for each award or Selected Participant.

        Change in Control.    The 2010 Stock Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2010 Stock Plan Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time, unless a participant's employment agreement, if any, provides otherwise.

        Term of the 2010 Stock Plan.    The 2010 Stock Plan is effective until February 24, 2021, or until earlier terminated by the Board. However, awards that are outstanding as of the termination of the 2010 Stock Plan shall continue to remain outstanding in accordance with their terms.

        Governing Law.    The 2010 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), except for conflict of law provisions.

        Amendment and Termination of the 2010 Stock Plan.    The Board generally may amend or terminate the 2010 Stock Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of stock options or stock appreciation rights after the date of their grant as required by NASDAQ Listing Rules.

        Limitations on the Magnitude of Grants.    The 2010 Stock Plan imposes the following fiscal year grant limits on individual covered employees' awards, which are intended to qualify as performance-based compensation under Code Section162(m):

Share Grant Limit Per Fiscal Year
Stock Options and SARs	300,000 shares
Restricted Stock and Stock Units	150,000 shares

        The above share grant limits are doubled for awards that are granted (i) in the fiscal year the covered employee commences employment, (ii) to an employee who is promoted to the position of our Chief Executive Officer, or (iii) when an employee first becomes a covered employee.

        It is impossible to be certain that all 2010 Stock Plan awards or any other compensation paid by us to covered employees will be tax deductible, and not all awards granted under the 2010 Stock Plan to covered employees or other participants include qualified performance-based conditions. Further, the 2010 Stock Plan does not preclude the 2010 Stock Plan Committee from making other compensation payments outside of the 2010 Stock Plan to covered employees, even if such payments do not qualify for tax deductibility under Code Section 162(m).

        Performance Incentive Plan.    The Material Terms of the Performance Incentive Plan are as follows:

        Eligibility.    The Committee, in its sole discretion, designates those employees of ours or of any of our subsidiaries or affiliates who are eligible to receive a Bonus under the Performance Incentive Plan. Performance Incentive Plan participants who can receive a Bonus include executive officers who are covered employees or who could become covered employees. In 2017, approximately four covered employees were designated as participants to receive a Bonus under the Performance Incentive Plan. Prior to the TCJA being enacted, a company's Chief Financial Officer was not considered a "covered employee." As TCJA revised Code Section 162(m) to expand the definition of "covered employee" to specifically include a company's Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers (other than the CEO and CFO) whose compensation is required to be reported to shareholders, a greater number of covered employees will likely be designated as such participants in the future.

        Performance Incentive Target Objectives.    The Performance Incentive Targets applicable to a Bonus awarded under the Performance Incentive Plan shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income; earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes (EBIT); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; customer satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization EBITDA; and/or, revenues

        Maximum Bonus.    The maximum amount of a Bonus payable to any participant with respect to a fiscal year shall not exceed $2.5 million.

        Administration of Performance Incentive Plan.    The Performance Incentive Plan is administered by the "Committee." The Compensation Committee of our Board, provided it continues to be composed solely of two or more independent "outside directors" as defined under Code Section 162(m), will constitute the Performance Incentive Plan's Committee ("Committee"). The Committee is, among other things, responsible for selecting participants, selecting Performance Incentive Target objectives and Bonuses, and adopting rules and regulations for the Performance Incentive Plan. The Committee has the authority to interpret the Performance Incentive Plan and the terms of any document relating to any Bonus, may adopt rules and regulations for carrying out the terms and purposes of the Performance Incentive Plan, and may take such other actions in the administration of the Performance Incentive Plan as it deems advisable.

        Performance Achievement Bonuses.    The Performance Incentive Plan provides that the Committee may award eligible participants with a Bonus. A Bonus will specify a cash award opportunity that is denominated as a stated percentage of the participant's annual base salary. The actual Bonus payment, if any, is based on the degree of achievement of the performance goals ("Performance Incentive Targets") that are established for the participant's Bonus, subject to the Committee's discretion to reduce (but not increase) the amount of any such Bonus award irrespective of the degree of attainment of the performance goals.

        Establishment of Performance Incentive Targets for Performance Achievement Bonuses.    Performance Incentive Targets are established by the Committee for each Performance Incentive Plan participant with respect to a fiscal year. These objectives may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual participant or the entity or division, department or function within which the participant is employed.

        The Committee must establish in writing the applicable Performance Incentive Targets for a Bonus. Prior to TCJA, these targets must have been established no later than the latest time permitted by Code Section 162(m), which generally would have meant not later than after 25% of the performance period has elapsed and in no event later than 90 days after the commencement of the performance period. Additionally, prior to TCJA, the attainment of Performance Incentive Targets must have been "substantially uncertain" to occur within the meaning of Code Section 162(m). The Committee must also establish in writing the formula or methodology for determining the amount of the Bonus that could be earned by a covered employee based on the degree of achievement of the Performance Incentive Targets.

        Once the Performance Incentive Targets and the formula for determining the amount of Bonus that can be earned by the covered employee have been established, the Committee generally does not have the authority to make any modifications to the targets or Bonus formula. However, to the extent consistent with the requirements of Code Section 162(m)(if and to the extent applicable), the Committee may adjust the evaluation of performance to remove the effects of certain events including, for example, extraordinary nonrecurring events, or material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions, among other things.

        Payment.    Bonus awards under the Performance Incentive Plan are payable to the participant in cash on the date designated by the Committee, provided that such date shall occur during the two and one-half month period after the end of the fiscal year. Before payment of any portion of a Bonus, the Committee must certify in writing the degree of achievement of the applicable Performance Incentive Targets.

        Clawback.    In accordance with the terms of any Clawback Policy adopted by the Board (including, without limitation, our Policy on Reimbursement of Incentive Payments), Bonus awards may be forfeited or subject to repayment to us by the covered employees.

        Separation from Service.    In the event of a participant's separation from service with us due to death, disability, normal retirement, early retirement with our consent or leave of absence approved by us, or in the event of hardship or other special circumstances of a participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in our best interests, and not inconsistent with the requirements of Code Section 162(m) (if and to the extent applicable).

        Amendment.    The Performance Incentive Plan may be amended or terminated in whole or in part by the Board or the Committee in their sole discretion, but no such action shall adversely affect or alter any right or obligation existing prior to such amendment or termination. Stockholder approval of a Performance Incentive Plan amendment will be solicited only to the extent required by applicable laws.

        Governing Law.    The Performance Incentive Plan shall be governed by the laws of the United States and the laws of the State of Delaware (which is the state of our incorporation) to the extent Delaware's laws are not preempted by federal law.

Nonqualified Deferred Compensation Plan

        For a description of our Nonqualified Deferred Compensation plan, please see the sections in this Proxy Statement entitled "Retirement Plans" and "Nonqualified Deferred Compensation."

Employment Agreements

        Our employment agreements with our Named Executive Officers are summarized below.

        David Overton.    We entered into an employment agreement with David Overton effective April 1, 2017, as amended February 15, 2018 ("Mr. Overton's 2018 Employment Agreement"). This summary of the material terms of Mr. Overton's 2018 Employment Agreement is qualified in its entirety by reference to the copy of Mr. Overton's 2018 Employment Agreement filed as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on February 22, 2017 and February 21, 2018. Mr. Overton's 2018 Employment Agreement amends and restates a prior employment agreement with Mr. Overton, dated as of June 30, 2009. Copies of the prior employment agreement and all amendments thereto are filed as exhibits to our Current Reports on Form 8-K filed with the SEC on July 20, 2009, March 6, 2012, November 12, 2013, April 2, 2015 and March 4, 2016 (collectively, "Mr. Overton's Prior Employment Agreement"). Capitalized terms used without other definition in this summary have the same meanings set forth in Mr. Overton's 2018 Employment Agreement or Mr. Overton's Prior Employment Agreement, as the case may be.

        The February 2018 amendment to Mr. Overton's 2018 Employment Agreement extended the term for one year to April 1, 2019 and provided for automatic additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date, but terminates automatically upon Mr. Overton's death or Permanent Disability. This change was made to align Mr. Overton's agreement with the automatic renewal terms of the other Named Executive Officers' employment agreements described below. Under Mr. Overton's 2018 Employment Agreement, we pay Mr. Overton a base salary at an annual rate of $995,000, which is subject to increase at the discretion of the Compensation Committee. Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information regarding Mr. Overton's salary history. While employed full-time by us, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and to participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits that we have adopted or may adopt for the benefit of our executive officers. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of Mr. Overton's 2018 Employment Agreement and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans.

        If Mr. Overton's employment with us is terminated by us for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us due to a Constructive Termination, as defined in Mr. Overton's 2018 Employment Agreement, then we will provide him with certain benefits described under "Potential Payments upon Termination or Change in Control" below.

        Should Mr. Overton be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, Mr. Overton would not be entitled to receive an additional "gross-up" payment from us. Instead, Mr. Overton's 2018 Employment Agreement provides that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause Mr. Overton to receive a greater amount as measured on an after-tax basis.

        In addition to all amounts otherwise payable under Mr. Overton's 2018 Employment Agreement, we will pay him, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in Mr. Overton's 2018 Employment Agreement. For potential payments by us to Mr. Overton upon termination or change in control under Mr. Overton's 2018 Employment Agreement and Mr. Overton's Prior Employment Agreement, see "Potential Payments upon Termination or Change in Control" below. Mr. Overton's 2018 Employment Agreement differs from Mr. Overton's Prior Employment Agreement with respect to termination and change in control in the following respects:

  •
  Under Mr. Overton's 2018 Employment Agreement, if Mr. Overton's employment is terminated by us for any reason (other than for Cause, death or Permanent Disability), or if he voluntarily resigns due to a Constructive Termination (including upon a change in control if any equity awards are not assumed by the acquirer or fully accelerated and exercisable as of immediately before the change in control), all equity awards held by him and scheduled to vest within 24 months after termination shall vest as of termination, provided that any vesting on any award that is contingent upon satisfaction of a Company performance-based condition will only vest if and when (if ever) such condition is actually achieved. Under Mr. Overton's Prior Employment Agreement, no equity award would have vested upon termination of employment, including termination following a change in control; provided, however, that under his prior grant agreements, if within 18 months after a change in control in which equity awards were assumed or continued by the acquirer, a constructive termination occurs and he exercises his right to terminate for "good reason," then he would receive an acceleration of vesting of 24 months of unvested restricted shares and option shares.

  •
  Except in the case of termination for Cause, Mr. Overton (or his estate) shall have the right to exercise any equity award which was vested prior to termination or for which vesting accelerated as set forth above, for 36 months from the later of the date of termination or achievement of the Company performance-based condition.

        Following his Separation from Service (as defined in Mr. Overton's 2018 Employment Agreement) and continuing during his lifetime, Mr. Overton retains the title of "Founder" of the Company and, if not terminated for Cause, the title of "Chairman Emeritus" and dining privileges at our restaurants, and for a period of ten years shall have an office and assistance of a secretary so long as he is not in competition with us and while he is expected to promote our brand, business and reputation, subject to such services not exceeding 20% of the average level of services he provided during the preceding 36 months.

        David M. Gordon; Debby R. Zurzolo; Max S. Byfuglin; Matthew E. Clark.    On March 3, 2016, we entered into employment agreements with David M. Gordon, Debby R. Zurzolo and Max S. Byfuglin and, effective July 7, 2017, we entered into an employment agreement with Matthew E. Clark (these employment agreements are each referred to as a "NEO Employment Agreement" and collectively as the "NEO Employment Agreements"). Capitalized terms used without other definition in this summary have the same meanings set forth in the NEO Employment Agreements.

        The NEO Employment Agreements are largely consistent with one another, eliminating historical differentiations that made administration unnecessarily complicated. Each of the NEO Employment Agreements has an initial term of one year and will extend automatically for additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. The Compensation Committee determines any future adjustments to base salary of each executive, but none of such executives' annual salary may be decreased without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the "Compensation Discussion and Analysis—Principal Elements of Compensation—Base Salary" section of this Proxy Statement for information regarding each executive's respective salary history. In addition, the NEO Employment Agreements respectively provide for certain benefits upon termination of the executive's employment under certain circumstances, including death or Permanent Disability, a termination by us without Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a Change in Control, whether or not the respective agreement has been renewed during such time period. For potential payments by us to each executive upon termination of his or her employment or change in control of the Company, see "Potential Payments upon Termination or Change in Control" below.

        The NEO Employment Agreements each provide that the executive is eligible to participate with other Executive Officers (as defined in the NEO Employment Agreements) in any of our plans relating to any bonus award program, equity award program, pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers, to the extent eligible thereunder by virtue of his or her position, tenure and salary. The agreements further provide that we will pay each of the executive's premiums for medical, dental and vision care insurance with respect to the executive and his or her dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to our executive officers. The agreements also provide each executive with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. Each executive subject to a NEO Employment Agreement is also entitled to receive all other fringe benefits that are provided to our other Executive Officers (as defined in the NEO Employment Agreements). Under the NEO Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the NEO Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. The NEO Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, we shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed.

        Mr. Overton's 2018 Employment Agreement and the NEO Employment Agreements expressly authorize each executive to report to appropriate authorities outside of the Company possible violations of law or regulations and to make other disclosures that are protected under so called "whistleblower" provisions, notwithstanding any confidentiality policies to the contrary.

Potential Payments upon Termination or Change in Control

        Chief Executive Officer.    Pursuant to Mr. Overton's Prior Employment Agreement, if Mr. Overton's employment were terminated for any reason (other than for Cause, death or Permanent Disability) or if he voluntarily resigns from his employment for a Good Reason, he or his estate would be entitled to receive through the end of the then annual term of the agreement continued payment of his then-existing base salary on the regular Company payroll dates. In addition, Mr. Overton would be entitled to (i) a Company car at the comparable level provided to him prior to his termination, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder, and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, of the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through the end of the then annual term of the agreement.

        Mr. Overton also would be entitled to an annual Founder's Retirement Benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of the end of the then annual term of his employment agreement or at least six months and one day after his separation from service. This benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton has no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments to Mr. Overton upon a termination of his employment or a change in control of the Company under Mr. Overton's Prior Employment Agreement which was superseded by Mr. Overton's 2018 Employment Agreement effective as of April 1, 2018. In accordance with the rules of the SEC, this table assumes that (i) the triggering event took place on January 2, 2018, the last business day of our fiscal 2017; (ii) the intrinsic value of nonqualified stock option acceleration is computed by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 2, 2018 ($49.31) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 2, 2018 ($49.31) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned in fiscal 2017 at the level set forth in the "Summary Compensation Table."

CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL AS OF JANUARY 2, 2018

	Qualifying Termination in Connection with Change In Control			Qualifying Termination of Employment without Change In Control

David Overton	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon termination due to Constructive Termination by Executive within 18 months(3) ($)	Payout upon Death or Permanent Disability(4) ($)	Payout upon termination by Company without Cause, or by Executive due to Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

Cash Severance(5)	0	0	0	0	283,192	0

Pro-Rata Bonus(6)	0	0	0	0	273,625	0

Intrinsic Value of Equity Acceleration(7)	0	8,154,392	4,647,868	4,647,868	0	0

Benefits and Other Perquisites(8)	0	0	5,306	0	5,306	0

Health & Welfare Benefits(8)	0	0	3,383	0	3,383	0

Gross-up on Excise Tax	0	0	0	0	0	0

Founder's Retirement Benefit(9)	0	0	5,451,000	5,451,000	5,451,000	5,451,000

Total CEO Benefit	0	8,154,392	10,107,557	10,098,868	6,016,506	5,451,000

(1)
Neither Mr. Overton's 2018 Employment Agreement, nor any of Mr. Overton's outstanding unvested equity award agreements provide for an automatic acceleration of vesting of equity awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the triggering events (so called "Double Triggers") discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurred and the acquirer did not assume or continue any of the awards.

(3)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period only if within 18 months of a Change in Control, Mr. Overton terminates his employment due to Constructive Termination (as defined in Mr. Overton's 2018 Employment Agreement).

(4)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period if Mr. Overton's employment is terminated due to death or Permanent Disability. In addition, Mr. Overton's estate or designated beneficiary would be eligible to receive $497,500 in life insurance proceeds upon his death (i.e., 50% of his base salary for 2017). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

(5)
Pursuant to Mr. Overton's 2018 Employment Agreement, cash severance is comprised of payment of Mr. Overton's annual salary from the date of termination to the expiration of the then current term of his employment agreement (the "Continuation Period"). Mr. Overton's 2018 Employment Agreement has a term ending on April 1, 2019.

(6)
Assumes that the performance objectives for fiscal year 2017 under our Performance Incentive Plan were satisfied at the targeted level and Mr. Overton remained employed for the full fiscal year. Under his employment agreement, however, Mr. Overton only would receive a pro rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those options and restricted stock awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by Mr. Overton's voluntary termination due to Constructive Termination, or (c) his death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.

(8)
For the Continuation Period only, Mr. Overton would be entitled to use of a car, life insurance and health and welfare benefits. Following termination without Cause, he also would be entitled to certain dining privileges at our restaurants, and for a period of ten years, use of an office and secretary at our corporate center while he continues to perform certain consulting services for the Company.

(9)
This benefit is provided in recognition of Mr. Overton's key role in the creation and development of the Company and his ongoing participation in our growth and operational achievements. This represents the net present value of $650,000 per year for a period of ten years after separation from service, calculated using a 2.4% discount rate and 12 monthly payments for each year.

        Named Executive Officers other than Chief Executive Officer.    Under each NEO Employment Agreement, the executive will be entitled to a severance payment in cash equal to one times his or her base salary if during the term of the agreement (i) we terminate his or her employment for any reason other than for Cause; (ii) if the executive's employment is terminated by reason of death or Permanent Disability; (iii) if within 18 months after a Change in Control we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for Cause; or (iv) if the executive terminates the agreement in connection with the occurrence of a Constructive Termination during the term or within 18 months after a Change in Control, whether or not the term has expired (as each capitalized term is defined in the NEO Employment Agreements). Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Code Section 409A and the regulations thereunder. In addition, all installments of equity awards (including options to purchase shares of our common stock, restricted shares and restricted stock units) that are scheduled to vest within 24 months of an executive's termination date would become exercisable and vest as of such termination date; provided, however, that if such award is subject to achievement of a Company performance goal, such vesting shall occur only if, as and when such performance goal is achieved. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which such executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and, prior to implementation of the TCJA, that such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Under the NEO Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the NEO Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. In the event of such executive's termination for any reason other than Cause, he or she will have the right to exercise any vested equity awards for a period of twenty-four (24) months from the later of (i) the date of Separation from Service or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company's achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award); provided, however, if termination of employment occurs as a result of retirement, and the executive has completed at least twenty (20) continuous years of service as of the termination date, he or she (or his or her estate) shall have the right to exercise such awards for a period of thirty-six (36) months after such termination date. The NEO Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, we shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed. No severance benefits were paid under any of the NEO Employment Agreements as of the Record Date.

        Acceleration of Nonqualified Stock Options and Restricted Shares/Restricted Stock Units on Change in Control.    With respect to nonqualified stock options and restricted shares/restricted stock unit grants made to executive officers pursuant to the 2010 Stock Plan, only if there is no assumption or continuation of some or all of the outstanding nonqualified stock options and/or restricted shares/restricted stock units upon a "change in control" (as defined in the 2010 Stock Plan) by the acquirer, the Compensation Committee may, in its discretion, provide for acceleration of up to 24 months of such nonqualified stock options and/or restricted shares/restricted stock units, subject to the terms of the applicable grant agreement and of the executive officer's employment agreement.

        Potential Payments upon Termination or Change in Control.    The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Overton. The table assumes that (i) the triggering event took place on January 2, 2018, the last business day of our fiscal 2017; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 2, 2018 ($49.31) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 2, 2018 ($49.31) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned under the Performance Incentive Plan in fiscal 2017 at the level set forth in the "Summary Compensation Table" for each individual.

EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AS OF JANUARY 2, 2018

	Change In Control			Termination without Change In Control

	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon Constructive Termination by Executive within 18 months(3) ($)	Payout upon permanent disability ($)		Payout upon death ($)		Payout upon termination by Company without Cause, or by Executive as a result of Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

David M. Gordon
Cash Severance(6)(7)	0	0	600,000	600,000		600,000		600,000	0
Pro-Rata Bonus(8)	0	0	111,779	111,779		111,779		111,779	0
Intrinsic Value of Equity Acceleration(9)	0	1,776,080	983,449	983,449	(4)(5)	983,449	(4)(5)	983,449	0
Health & Welfare Benefits(10)	0	0	25,917	25,917		25,917		25,917	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
David M. Gordon Total	0	1,776,080	1,721,145	1,721,145		1,721,145		1,721,145	0

Matthew E. Clark
Cash Severance(7)	0	0	450,000	450,000		450,000		450,000	0
Pro-Rata Bonus(8)	0	0	56,349	56,349		56,349		56,349	0
Intrinsic Value of Equity Acceleration(9)	0	1,315,813	715,576	715,576	(5)	715,576	(5)	715,576	0
Health & Welfare Benefits(10)	0	0	26,990	26,990		26,990		26,990	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Matthew E. Clark Total	0	1,315,813	1,248,915	1,248,915		1,248,915		1,248,915	0

Debby R. Zurzolo
Cash Severance(6)(7)	0	0	497,000	497,000		497,000		497,000	0
Pro-Rata Bonus(8)	0	0	80,388	80,388		80,388		80,388	0
Intrinsic Value of Equity Acceleration(9)	0	910,818	535,147	535,147	(4)(5)	535,147	(4)(5)	535,147	0
Health & Welfare Benefits(10)	0	0	14,812	14,812		14,812		14,812	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Debby R. Zurzolo Total	0	910,818	1,127,347	1,127,347		1,127,347		1,127,347	0

Max S. Byfuglin
Cash Severance(6)(7)	0	0	438,000	438,000		438,000		438,000	0
Pro-Rata Bonus(8)	0	0	141,700	141,700		141,700		141,700	0
Intrinsic Value of Equity Acceleration(9)	0	821,656	481,748	481,748	(4)(5)	481,748	(4)(5)	481,748	0
Health & Welfare Benefits(10)	0	0	13,531	13,531		13,531		13,531	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Max S. Byfuglin Total	0	821,656	1,074,979	1,074,979		1,074,979		1,074,979	0

Total Payments (including those for Mr. Overton (see CEO Table above))	0	12,978,759	15,279,943	15,271,254		15,271,254		11,188,892	5,451,000

(1)
Neither the prior employment agreement of any of the Named Executive Officers nor the NEO Employment Agreements, nor any of the executives' award agreements under which there are outstanding unvested awards, provide for an automatic acceleration of vesting of awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to the executives provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
Certain award agreements granted to the executives and employment agreements in effect prior to 2016 provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the executive's agreement, only if within 18 months of a Change in Control, the executive terminates employment due to a Constructive Termination. In contrast, the NEO Employment Agreements provide for the acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(4)
Employment Agreement in effect prior to 2016 provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the respective executive's agreement, if employment is terminated due to death or Permanent Disability.

(5)
The NEO Employment Agreements provide for acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(6)
Under the employment agreements in effect prior to 2016, cash severance is comprised of a payment equal to 12 months of the executive's annual base salary (6 months in the event of death), subject to provisions intended to comply with Code Section 409A, payable over a one year period, on a bi-weekly basis commencing as of the Termination Date or such later date required to comply with Section 409A, provided that the Company may delay payment in the case of the executive's death until the executive's executor or personal representative has been appointed and qualified.

(7)
Under the NEO Employment Agreements, payment would equal 12 months of the executive's annual base salary.

(8)
Assumes that the performance objectives for fiscal year 2017 under our Performance Incentive Plan were satisfied and the executive remained employed for the full fiscal year. Under both the employment agreements in effect prior to 2016 and the NEO Employment Agreements, however, the executive would only receive a pro-rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(9)
Assumes accelerated vesting only for those equity awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by the executive's voluntary termination for Constructive Termination or termination by the Company without Cause, or (c) his or her death or Permanent Disability, as noted in footnotes (2), (3), (4) and (5). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award at target level. Values for awards with performance conditions are based on target performance.

(10)
Under the NEO Employment Agreements, for a 12 month period after the termination date, the Company shall, at its expense, continue on behalf of the executive, medical, dental, vision care and hospitalization benefits.

        In addition to the payments set forth above, each executive's estate or designated beneficiary would be eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70. Please see the section entitled "Other Benefits and Perquisites" in this Proxy Statement.

        Additionally, in March, 2018, W. Douglas Benn received a post-termination Bonus in the amount of $43,455 for his services performed in fiscal 2017, which amount was proportionally adjusted based upon Mr. Benn's termination of employment with the Company, effective July 7, 2017. Mr. Benn did not receive any other remuneration in connection with his termination of employment.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board, as well as the independent audit of our consolidated financial statements by the Company's independent auditors. The Audit Committee is responsible for appointment, compensation and oversight of our independent auditors, including fee negotiation. When assessing the independence of the Company's independent auditors, the Audit Committee will consider non-audit fees and services.

        The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2017, and the stockholders ratified that selection at the 2017 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including our system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for fiscal 2017 with management and PwC. Management and PwC represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 "Communications with Audit Committees." In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically met with PwC, with and without management present, to discuss the results of its audit, its evaluation of our internal controls and the overall quality of our financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of our management that the audited consolidated financial statements for the fiscal year ended January 2, 2018 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: April 5, 2018	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Jerome I. Kransdorf

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 2, 2018) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	4,741,069	10.4%
The Vanguard Group, Inc.(5)	3,484,386	7.6%
Kayne Anderson Rudnick Investment Management, LLC(6)	2,702,775	5.9%
Named Executive Officers, Directors and Director nominees:
David Overton(7)	3,568,160	7.7%
Edie A. Ames(8)	730	*
Alexander L. Cappello(9)	4,968	*
Jerome I. Kransdorf(10)	13,750	*
Laurence B. Mindel(11)	6,500	*
David B. Pittaway(12)	12,122	*
Herbert Simon(13)	195,000	*
David M. Gordon(14)	95,844	*
Matthew E. Clark(15)	29,643	*
Debby R. Zurzolo(16)	90,228	*
Max S. Byfuglin(17)	77,010	*
All executive officers and directors as a group (11 persons)(18)	4,093,955	8.8%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 45,705,672 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. as a parent holding company or control person, beneficially owns 4,741,069 shares of the Company. BlackRock, Inc. has sole power to vote or direct the vote of 4,630,724 shares and sole power to dispose or direct the disposition of 4,741,069 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. on January 19, 2018 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(5)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 3,484,386 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 83,116 shares, shared power to vote or direct the vote of 5,290 shares, sole power to dispose or direct the disposition of 3,398,990 shares and shared power to dispose or direct the disposition of 85,396 shares. The foregoing information is based soley on the Schedule 13G filed by Vanguard on February 9, 2018 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Kayne Anderson Rudnick Investment Management, LLC ("Kayne Anderson"), in its capacity as investment advisor, may be deemed to beneficially own 2,702,775 shares of the Company held of record by clients of Kayne Anderson. Kayne Anderson has sole power to vote or direct the vote of 2,192,875 shares, shared power to vote or direct the vote of 509,900 shares, sole power to dispose or direct the disposition of 2,192,875 shares and shared power to dispose or direct the disposition of 509,900 shares. The foregoing information is based solely on the Schedule 13G filed by Kayne Anderson on February 13, 2018 under the Securities Exchange Act of 1934. The address for Kayne Anderson is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(7)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 20,600 restricted shares held directly; and 2,858,060 shares held by the David M. Overton Family Trust of which Mr. Overton is trustee. Excludes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/2011 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 689,500 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of April 2, 2018. For additional information regarding Mr. Overton's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(8)
Ms. Ames was appointed as a director of the Company in December, 2016. All shares are held directly. Within three years of being appointed, non-employee directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors ($255,000 for fiscal year 2017). For a more detailed description of our stock ownership policy, refer to the section entitled "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement.

(9)
Mr. Cappello is a director of the Company. Includes 4,790 shares held by Cappello Group, Inc. of which Mr. Cappello and Mr. Cappello's spouse are sole shareholders. Also includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(10)
Mr. Kransdorf is a director of the Company. All shares are held directly.

(11)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust U/A dated 10/05/1992 of which Mr. Mindel is trustee.

(12)
Mr. Pittaway is a director of the Company. All shares are held directly.

(13)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is trustee.

(14)
Mr. Gordon is a Named Executive Officer. Includes 4,680 restricted shares held directly and 16,114 shares held directly; and 75,050 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of April 2, 2018. For additional information regarding Mr. Gordon's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(15)
Mr. Clark is a Named Executive Officer. Includes 3,803 shares held directly and 25,840 shares Mr. Clark has a right to acquire upon exercise of options exercisable within 60 days of April 2, 2018.

  For additional information regarding Mr. Clark's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(16)
Ms. Zurzolo is a Named Executive Officer. Includes 2,660 restricted shares held directly and 27,098 shares held by Ms. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 60,470 shares Ms. Zurzolo has a right to acquire upon the exercise of options exercisable within 60 days of April 2, 2018. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(17)
Mr. Byfuglin is a Named Executive Officer. Includes 2,320 restricted shares held directly and 43,695 shares held by The Byfuglin Family Trust U/T/A dated 9/27/2003, of which Mr. Byfuglin and his spouse are trustees. Excludes 2,700 shares held as a custodian for grandchildren under Uniform Gifts to Minors Act. These shares are excluded as Mr. Byfuglin disclaims beneficial ownership of the shares. Also includes 30,995 shares Mr. Byfuglin has a right to acquire upon the exercise of options exercisable within 60 days of April 2, 2018. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(18)
Includes 881,855 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of April 2, 2018.

Equity Compensation Plan Information.

        The following table sets forth information concerning the shares of common stock that may be issued under all of our equity compensation plans as of January 2, 2018, the last day of fiscal 2017.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	1,740,535	42.25	4,222,889
Equity compensation plans not approved by stockholders	—	—	—

Total	1,740,535	42.25	4,222,889

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended January 2, 2018.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 ("Rule 10b5-1 Trading Plan"). We also may enter into a Rule 10b5-1 Trading Plan for the automatic trading of our securities with respect to any stock repurchase plan from time to time. We disclose in our public filings with the SEC whether we have a Rule 10b5-1 Trading Plan currently in effect, but we currently do not disclose whether any of our Named Executive Officers or directors have Rule 10b5-1 Trading Plans in effect. However, it has been the practice of our Named Executive Officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a Rule 10b-1 Trading Plan. All Rule 10b5-1 Trading Plans entered into by our Named Executive Officers and directors must comply with our insider trading policies which require that, in addition to compliance with the Exchange Act Rule 10b5-1, all such plans must be entered into only during a trading "window" period and that the first trade effectuated under such plans be subject to a waiting period, among other limitations.

Stockholder Proposals for the 2019 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our proxy statement under SEC Rule 14a-8 for the 2019 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting on or before December 20, 2018.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice with respect to the 2019 annual meeting must be received (i) not earlier than January 31, 2019, and (ii) not later than March 2, 2019; provided that, in the event that the 2019 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2018 annual meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2019 annual meeting was mailed or public disclosure of the date of the 2019 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2019 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder proposals. Our Bylaws also provide procedures for stockholder nominations of directors (see the section entitled "Director Nominations Process" in this Proxy Statement). Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Availability of Annual Report and Form 10-K

        Our Annual Report on Form 10-K for the fiscal year ended January 2, 2018 has been filed with the SEC and it, together with our Annual Report to Stockholders, is available on our website listed in the following paragraph. The Annual Report to Stockholders is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at investors.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found on our website at investors.thecheesecakefactory.com, by clicking on the link for "Financial Information." We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 2, 2018. Such requests should be addressed to:

Stacy Feit
 Senior Director of Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2018 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal contained in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2018 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 19, 2018

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

        Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or online.

THE CHEESECAKE FACTORY INCORPORATED ATTN: STACY FEIT 26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1a David Overton	☐	☐	☐		For	Against	Abstain

1b Edie A. Ames	☐	☐	☐

3     To approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

					☐	☐	☐

1c Alexander L. Cappello	☐	☐	☐

1d Jerome I. Kransdorf	☐	☐	☐

1e Laurence B. Mindel	☐	☐	☐	NOTE: In addition, to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

1f David B. Pittaway	☐	☐	☐

1g Herbert Simon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018, ending January 1, 2019.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

0000375225_1     R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

THE CHEESECAKE FACTORY INCORPORATED

Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on May 31, 2018 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Blvd., Thousand Oaks, California, 91362, or any adjournment or postponement thereof.

The undersigned hereby appoints Debby Zurzolo or Matthew Clark, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 2, 2018 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side.

This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 19, 2018 of the 2018 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Continued and to be signed on reverse side

0000375225_2     R1.0.1.17